                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 41

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)

                          The Goldman Sachs Group, Inc.

                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4

                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                 June 12, 2003

                              --------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

---------------------
CUSIP NO. 38141G 10 4                 13D
---------------------

--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS: Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons(1)                (a) [X]
    As to a group consisting of persons other than Covered Persons       (b) [X]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO     [ ]
    ITEM 2(d) OR 2(e) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
                       7.  SOLE VOTING POWER (See Item 6)
                           As to Covered Shares, 0
                           As to Uncovered Shares, as stated in Appendix A
        NUMBER OF      ---------------------------------------------------------
         SHARES        8.  SHARED VOTING POWER (See Item 6) (Applies to each
      BENEFICIALLY            person listed on Appendix A.)
        OWNED BY           184,029,883 Covered Shares held by Covered Persons
        REPORTING          17,381 Uncovered Shares held by Covered Persons(3)
         PERSON            1,839,455 other Uncovered Shares held by Covered
          WITH             Persons(4)
                       ---------------------------------------------------------
                       9.  SOLE DISPOSITIVE POWER (See Item 6)
                           As to Covered Shares, less than 1%
                           As to Uncovered Shares, as stated in Appendix A
                       ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER (See Item 6):
                           As to Covered Shares, 0
                           As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON                                                          185,886,719
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                              [ ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 38.00%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

---------------------------
(1)      For a definition of this term, please see Item 2.

(2)      For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note
         4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 86 private charitable foundations established by 86 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

                                                                      APPENDIX A

                                                     ITEM 7         ITEM 8         ITEM 9          ITEM 10
                                   ITEM 6             SOLE          SHARED          SOLE           SHARED
                                 CITIZENSHIP         VOTING         VOTING       DISPOSITIVE     DISPOSITIVE
                               (UNITED STATES       POWER OF       POWER OF       POWER OF        POWER OF
          ITEM 1              UNLESS OTHERWISE     UNCOVERED      UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES         SHARES          SHARES          SHARES
--------------------------    ----------------     ----------     ---------      -----------     -----------
Bradley I. Abelow                                       0             0               0               0
Peter C. Aberg                                          0             0               0               0
Daniel A. Abut                   Argentina              0             0               0               0
Hilary E. Ackermann                                     0             0               0               0
Jeffrey D. Adams                                        0             0               0               0
Alberto F. Ades                  Argentina              0             0               0               0
Ben I. Adler                                            0             0               0               0
Gregory A. Agran                                        0             0               0               0
Raanan A. Agus                                          0             0               0               0
Syed H. Ahmad                    Pakistan               0             0               0               0
Jonathan R. Aisbitt                 UK                  0             0               0               0
Yusuf A. Aliredha                 Bahrain               0             0               0               0
Andrew M. Alper                                         0             0               0               0
Philippe J. Altuzarra             France                0             0               0               0
Ignacio Alvarez-Rendueles          Spain                0             0               0               0
Rebecca Amitai                                          0             0               0               0
Elizabeth D. Anderson                                   0             0               0               0
Jason R. Anderson                                       0             0               0               0
John G. Andrews                   USA/UK                0             0               0               0
Francois Andriot                  France                0             0               0               0
Douglas M. Angstrom                                     0             0               0               0
Arnaud M. Apffel                  France                0             0               0               0
Lori B. Appelbaum                                       0             0               0               0
William W. Archer                                       0             0               0               0
Jesus A. Arias                     Spain                0             0               0               0
Philip S. Armstrong                 UK                  0             0               0               0
John A. Ashdown                     UK                  0             0               0               0
Akio Asuke                         Japan                0             0               0               0
David M. Atkinson                   UK                  0             0               0               0
Neil Z. Auerbach                                        0             0               0               0
Armen A. Avanessians                                    0             0               0               0
Dean C. Backer                                          0             0               0               0
William A. Badia                                        0             0               0               0
Charles Baillie                                         0             0               0               0
Bernardo Bailo                     Italy                0             0               0               0
Andrew G. Baird                     UK                  0             0               0               0
Mona H. Baird                                           0             0               0               0
Michiel J. Bakker             The Netherlands           0             0               0               0
Mark E. Bamford                                         0             0               0               0
William J. Bannon                                       0             0               0               0
John S. Barakat                                         0             0               0               0
Scott B. Barringer                                      0             0               0               0
Steven M. Barry                                         0             0               0               0
Christopher M. Barter                                   0             0               0               0
Stacy Bash-Polley                                       0             0               0               0
Christopher A. Bates                                    0             0               0               0
David Baum                                              0             0               0               0

                                                     ITEM 7         ITEM 8         ITEM 9          ITEM 10
                                   ITEM 6             SOLE          SHARED          SOLE           SHARED
                                 CITIZENSHIP         VOTING         VOTING       DISPOSITIVE     DISPOSITIVE
                               (UNITED STATES       POWER OF       POWER OF       POWER OF        POWER OF
          ITEM 1              UNLESS OTHERWISE     UNCOVERED      UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES         SHARES          SHARES          SHARES
--------------------------    ----------------     ----------     ---------      -----------     -----------
Andrew T. Bednar                                        0             0               0               0
Frank A. Bednarz                                        0             0               0               0
Jonathan A. Beinner                                     0             0               0               0
Douglas S. Bell                     UK                  0             0               0               0
Janet L. Bell                                           0             0               0               0
Ron E. Beller                                           0             0               0               0
Driss Ben-Brahim                  Morocco               0             0               0               0
Jordan M. Bender                                        0             0               0               0
Tarek M. Ben Halim             Saudi Arabia             0             0               0               0
Anna Maria J. Bentley               UK                  0             0               0               0
Susan M. Benz                                           0             0               0               0
Kenneth Berents                                         0             0               0               0
Michael G. Berini                                       0             0               0               0
Milton R. Berlinski           The Netherlands           0             0               0               0
Andrew S. Berman                                        0             0               0               0
Frances R. Bermanzohn                                   0             0               0               0
Paul D. Bernard                                         0             0               0               0
Anthony D. Bernbaum                 UK                  0             0               0               0
Stuart N. Bernstein                                     0             0               0               0
Robert A. Berry                     UK                  0             0               0               0
John D. Bertuzzi                                        0             0               0               0
Elizabeth E. Beshel                                     0             0               0               0
Andrew M. Bevan                     UK                  0             0               0               0
Jean-Luc Biamonti                 Monaco                0             0               0               0
Andrew C. Bieler                                        0             0               0               0
James J. Birch                      UK                  0             0               0               0
Gary D. Black                                           0             0               0               0
Lloyd C. Blankfein                                      0             0               0               0
Abraham Bleiberg                  Mexico                0             0               0               0
Dorothee Blessing                 Germany               0             0               0               0
David W. Blood                                          0             0               0               0
Randall A. Blumenthal                                   0             0               0               0
David R. Boles                                          0             0               0               0
Johannes M. Boomaars          The Netherlands           0             0               0               0
Douglas L. Borden                                       0             0               0               0
Antonio Borges                   Portugal               0             0               0               0
J. Theodore Borter                                      0             0               0               0
Alastair M. Borthwick               UK                  0             0               0               0
Alison L. Bott                      UK                  0             0               0               0
Charles W.A. Bott                   UK                  0             0               0               0
George M. Brady                                         0             0               0               0
Mairtin Brady                     Ireland               0             0               0               0
Benjamin S. Bram                                        0             0               0               0
Graham Branton                      UK                  0             0               0               0
Thomas C. Brasco                                        0             0               0               0
Alan J. Brazil                                          0             0               0               0
Timothy J. Bridges                  UK                  0             0               0               0
Victoria A. Bridges                                     0             0               0               0
Peter L. Briger, Jr.                                    0             0               0               0
Craig W. Broderick                                      0             0               0               0

                                                     ITEM 7         ITEM 8         ITEM 9          ITEM 10
                                   ITEM 6             SOLE          SHARED          SOLE           SHARED
                                 CITIZENSHIP         VOTING         VOTING       DISPOSITIVE     DISPOSITIVE
                               (UNITED STATES       POWER OF       POWER OF       POWER OF        POWER OF
          ITEM 1              UNLESS OTHERWISE     UNCOVERED      UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES         SHARES          SHARES          SHARES
--------------------------    ----------------     ----------     ---------      -----------     -----------
Richard J. Bronks                   UK                  0             0               0               0
Julia A. Bronson                                        0             0               0               0
Holger Bross                      Germany               0             0               0               0
James K. Brown                                          0             0               0               0
Julian J. Brown                     UK                  0             0               0               0
Kathleen Brown                                          0             0               0               0
Melissa R. Brown                                        0             0               0               0
Peter D. Brundage                                       0             0               0               0
John J. Bu                                              0             0               0               0
Lawrence R. Buchalter                                   0             0               0               0
David D. Buckley                    UK                  0             0               0               0
Mark J. Buisseret                   UK                  0             0               0               0
Steven M. Bunson                                        0             0               0               0
Timothy B. Bunting                  UK                  0             0               0               0
Nicholas F. Burgin                                      0             0               0               0
Andrew J. Burke-Smith             Canada                0             0               0               0
Michael S. Burton                   UK                  0             0               0               0
Joseph M. Busuttil                                      0             0               0               0
George H. Butcher III                                   0             0               0               0
Mary D. Byron                                           0             0               0               0
Jin Yong Cai                       China                0             0               0               0
Lawrence V. Calcano                                     0             0               0               0
Elizabeth V. Camp                                       0             0               0               0
John D. Campbell                                        0             0               0               0
Laurie G. Campbell                Canada                0             0               0               0
Richard M. Campbell-Breeden         UK                  0             0               0               0
Sally W. Cantwell                   UK                  0           600(5)            0             600(5)
Gerald J. Cardinale                                     0             0               0               0
Mark M. Carhart                                         0             0               0               0
Mark J. Carlebach                                       0             0               0               0
Mariafrancesca Carli               Italy                0             0               0               0
Valentino D. Carlotti                                   0             0               0               0
Mark J. Carney                    Canada                0             0               0               0
Anthony H. Carpet                                       0             0               0               0
Michael J. Carr                                         0             0               0               0
Christopher J. Carrera                                  0             0               0               0
Mark Carroll                                            0             0               0               0
Virginia E. Carter                                      0             0               0               0
Mary Ann Casati                                         0             0               0               0
Chris Casciato                                          0             0               0               0
Eduardo Centola                   Brazil                0             0               0               0
Lik Shuen David Chan             Hong Kong              0             0               0               0
David K. Chang                    Taiwan                0             0               0               0
Amy L. Chasen                                           0             0               0               0
Sacha A. Chiaramonte              Germany               0             0               0               0
Andrew A. Chisholm                Canada                0             0               0               0
W. Reed Chisholm, II                                  497             0             497               0

-------------------------
(5)      Shared with family members.

                                                     ITEM 7         ITEM 8         ITEM 9          ITEM 10
                                   ITEM 6             SOLE          SHARED          SOLE           SHARED
                                 CITIZENSHIP         VOTING         VOTING       DISPOSITIVE     DISPOSITIVE
                               (UNITED STATES       POWER OF       POWER OF       POWER OF        POWER OF
          ITEM 1              UNLESS OTHERWISE     UNCOVERED      UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES         SHARES          SHARES          SHARES
--------------------------    ----------------     ----------     ---------      -----------     -----------
Thomas V. Cholnoky                                      0             0               0               0
Robert J. Christie                                      0             0               0               0
Todd J. Christie                                        0             0               0               0
Jane P. Chwick                                          0             0               0               0
Peter T. Cirenza                                        0             0               0               0
Geoffrey G. Clark                 Canada                0             0               0               0
James B. Clark                                          0             0               0               0
Kent A. Clark                     Canada                0             0               0               0
Alexander Classen               Switzerland             0             0               0               0
Catherine M. Claydon              Canada                0             0               0               0
Zachariah Cobrinik                                      0             0               0               0
Abby Joseph Cohen                                       0             0               0               0
Lawrence A. Cohen                                     400             0             400               0
Marc I. Cohen                                           0             0               0               0
Gary D. Cohn                                            0             0               0               0
Christopher A. Cole                                     0             0               0               0
Timothy J. Cole                                         0             0               0               0
Colin Coleman                  South Africa             0             0               0               0
Marcus R. Colwell                                       0             0               0               0
Peter H. Comisar                                        0             0               0               0
Laura C. Conigliaro                                     0             0               0               0
William Connell                                         0             0               0               0
Thomas G. Connolly              Ireland/USA             0             0               0               0
Frank T. Connor                                         0             0               0               0
Karen R. Cook                       UK                  0             0               0               0
Edith W. Cooper                                         0             0               0               0
Philip A. Cooper                                        0             0               0               0
Kenneth W. Coquillette                                  0             0               0               0
Carlos A. Cordeiro                                      0             0               0               0
Henry Cornell                                           0             0               0               0
E. Gerald Corrigan                                      0             0               0               0
Claudio Costamagna                 Italy                0             0               0               0
Marta Z. Cotton                                         0             0               0               0
James A. Coufos                                         0             0               0               0
Frank L. Coulson, Jr.                                   0             0               0               0
Kenneth Courtis                                         0             0               0               0
Eric J. Coutts                      UK                  0             0               0               0
Beverley M. Covell                  UK                  0             0               0               0
Randolph L. Cowen                                       0             0               0               0
Brahm S. Cramer                   Canada                0             0               0               0
Nicholas P. Crapp                    UK                 0             0               0               0
Michael J. Crinieri                                     0             0               0               0
Craig W. Crossman                Australia              0             0               0               0
Neil D. Crowder                                         0             0               0               0
Michael L. Crowl                                        0             0               0               0
Eduardo A. Cruz                                         0             0               0               0
Jeffrey R. Currie                                       0             0               0               0
John P. Curtin, Jr.                                     0             0               0               0
John W. Curtis                                          0             0               0               0
Matthew H. Cyzer                    UK                  0             0               0               0

                                                     ITEM 7         ITEM 8         ITEM 9          ITEM 10
                                   ITEM 6             SOLE          SHARED          SOLE           SHARED
                                 CITIZENSHIP         VOTING         VOTING       DISPOSITIVE     DISPOSITIVE
                               (UNITED STATES       POWER OF       POWER OF       POWER OF        POWER OF
          ITEM 1              UNLESS OTHERWISE     UNCOVERED      UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES         SHARES          SHARES          SHARES
--------------------------    ----------------     ----------     ---------      -----------     -----------
Michael D. Daffey                Australia              0             0               0               0
Stephen C. Daffron                                      0             0               0               0
Linda S. Daines                                         0             0               0               0
Paul B. Daitz                                           0             0               0               0
John S. Daly                      Ireland               0             0               0               0
Stephen D. Daniel                 Canada                0             0               0               0
Philip M. Darivoff                                      0             0               0               0
Matthew S. Darnall                                      0             0               0               0
Timothy D. Dattels                Canada                0             0               0               0
Gavyn Davies                        UK                  0             0               0               0
Stephen Davies                      UK                  0             0               0               0
Katherine R. Davisson                                   0             0               0               0
Oral W. Dawe                      Canada                0             0               0               0
Diego De Giorgi                    Italy                0             0               0               0
Michael G. De Lathauwer           Belgium               0             0               0               0
Jean A. De Pourtales             France/UK              0             0               0               0
Giorgio De Santis                  Italy                0             0               0               0
Luigi de Vecchi                    Italy                0             0               0               0
David A. Dechman                                        0             0               0               0
Daniel L. Dees                                          0             0               0               0
Bradley S. DeFoor                                       0             0               0               0
Mark Dehnert                                            0             0               0               0
Paul C. Deighton                    UK                  0             0               0               0
Alvaro del Castano                 Spain                0             0               0               0
James Del Favero                 Australia              0             0               0               0
Juan A. Del Rivero                 Spain                0             0               0               0
Robert V. Delaney, Jr.                                  0             0               0               0
Joseph Della Rosa                                       0             0               0               0
Roger E. Denby-Jones                UK                  0             0               0               0
Neil V. DeSena                                          0             0               0               0
Martin R. Devenish                  UK                  0             0               0               0
Andrew C. Devenport                 UK                  0             0               0               0
Stephen D. Dias                     UK                  0             0               0               0
Armando A. Diaz                                         0             0               0               0
Alexander C. Dibelius             Germany               0             0               0               0
David G. Dick                       UK                  0             0               0               0
James D. Dilworth                                       0             0               0               0
Simon P. Dingemans                  UK                  0             0               0               0
Joseph P. DiSabato                                      0             0               0               0
Michele I. Docharty                                     0             0               0               0
Paula A. Dominick                                       0             0               0               0
Noel B. Donohoe                   Ireland               0             0               0               0
Suzanne O. Donohoe                                      0             0               0               0
James H. Donovan                                        0             0               0               0
Jana Hale Doty                                          0             0               0               0
Robert G. Doumar, Jr.                                   0             0               0               0
Thomas M. Dowling                                       0             0               0               0
John O. Downing                                         0             0               0               0
Mario Draghi                       Italy                0             0               0               0
Michael B. Dubno                                        0             0               0               0

                                                     ITEM 7         ITEM 8         ITEM 9          ITEM 10
                                   ITEM 6             SOLE          SHARED          SOLE           SHARED
                                 CITIZENSHIP         VOTING         VOTING       DISPOSITIVE     DISPOSITIVE
                               (UNITED STATES       POWER OF       POWER OF       POWER OF        POWER OF
          ITEM 1              UNLESS OTHERWISE     UNCOVERED      UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES         SHARES          SHARES          SHARES
--------------------------    ----------------     ----------     ---------      -----------     -----------
Connie K. Duckworth                                     0             0               0               0
William C. Dudley                                       0             0               0               0
Donald J. Duet                                          0             0               0               0
Brian J. Duffy                                          0             0               0               0
Brian Duggan                                            0             0               0               0
Matthieu B. Duncan                                      0             0               0               0
C. Steven Duncker                                       0             0               0               0
Karlo J. Duvnjak                  Canada                0             0               0               0
Jay S. Dweck                                            0             0               0               0
Michael L. Dweck                                        0             0               0               0
Gordon E. Dyal                                          0             0               0               0
Isabelle Ealet                    France                0             0               0               0
Glenn P. Earle                      UK                  0             0               0               0
David C. Earling                                        0             0               0               0
Seaborn S. Eastland                                     0             0               0               0
Kenneth M. Eberts, III                                  0             0               0               0
Paul S. Efron                                           0             0               0               0
Herbert E. Ehlers                                       0             0               0               0
Robert K. Ehudin                                        0             0               0               0
John E. Eisenberg                                       0             0               0               0
Edward K. Eisler                  Austria               0             0               0               0
Jason H. Ekaireb                    UK                  0             0               0               0
Gregory H. Ekizian                                      0             0               0               0
Aubrey J. Ellis                                         0             0               0               0
Kathy G. Elsesser                                       0             0               0               0
Glenn D. Engel                                          0             0               0               0
Peter C. Enns                     Canada                0             0               0               0
Katherine B. Enquist                                    0             0               0               0
Earl S. Enzer                                           0             0               0               0
Christopher H. Eoyang                                   0             0               0               0
Christian Erickson                                      0             0               0               0
Fred W. Esiri                       UK                  0             0               0               0
James P. Esposito                                       0             0               0               0
Michael P. Esposito                                     0             0               0               0
George C. Estey                   Canada                0             0               0               0
Mark D. Ettenger                                        0             0               0               0
Bruce J. Evans                                          0             0               0               0
Ian J. Evans                        UK                  0             0               0               0
J. Michael Evans                  Canada                0             0               0               0
W. Mark Evans                     Canada                0             0               0               0
Charles P. Eve                      UK                  0             0               0               0
Elizabeth C. Fascitelli                                 0             0               0               0
Jeffrey F. Fastov                                       0             0               0               0
Douglas L. Feagin                                       0             0               0               0
Regina M. Feeney                                        0             0               0               0
Pieter Maarten Feenstra       The Netherlands           0             0               0               0
Norman Feit                                             0             0               0               0
Steven M. Feldman                                       0             0               0               0
Laurie R. Ferber                                        0             0               0               0
Luca D. Ferrari                                         0             0               0               0

                                                     ITEM 7         ITEM 8         ITEM 9          ITEM 10
                                   ITEM 6             SOLE          SHARED          SOLE           SHARED
                                 CITIZENSHIP         VOTING         VOTING       DISPOSITIVE     DISPOSITIVE
                               (UNITED STATES       POWER OF       POWER OF       POWER OF        POWER OF
          ITEM 1              UNLESS OTHERWISE     UNCOVERED      UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES         SHARES          SHARES          SHARES
--------------------------    ----------------     ----------     ---------      -----------     -----------
John A. Ferro, Jr.                                      0             0               0               0
Gail S. Fierstein                                       0             0               0               0
David A. Fishman                                        0             0               0               0
Lawton W. Fitt                                          0             0               0               0
Stephen C. Fitzgerald            Australia              0             0               0               0
Thomas M. Fitzgerald III                                0             0               0               0
Daniel M. FitzPatrick                                   0             0               0               0
James A. Fitzpatrick                                    0             0               0               0
Pierre-Henri Flamand              France                0             0               0               0
David N. Fleischer                                      0             0               0               0
Alexander W. Fletcher                 UK                0             0               0               0
Mark C. Fletcher                      UK                0             0               0               0
David B. Ford                                           0           134(6)            0             134(6)
Edward C. Forst                                         0             0               0               0
George B. Foussianes                                    0             0               0               0
Stephen H. Frank                                        0             0               0               0
Oliver L. Frankel                                       0             0               0               0
Orit P. Freedman                    Israel              0             0               0               0
Matthew T. Fremont-Smith                                0             0               0               0
Christopher G. French                 UK                0             0               0               0
Timothy G. Freshwater                 UK                0             0               0               0
Jacob Y. Friedman                                       0             0               0               0
Richard A. Friedman                                     0             0               0               0
Matthias K. Frisch                Switzerland           0             0               0               0
Robert K. Frumkes                                       0             0               0               0
C. Douglas Fuge                                         0             0               0               0
Shirley Fung                          UK                0             0               0               0
Timothy T. Furey                                        0             0               0               0
Enrico S. Gaglioti                                      0             0               0               0
Maryann L. Gallivan                                     0          2000(7)            0            2000(7)
Gonzalo R. Garcia                    Chile              0             0               0               0
James R. Garvey                     Ireland             0             0               0               0
Joseph D. Gatto                                         0             0               0               0
Richard A. Genna                                        0             0               0               0
Hywel D. George                       UK                0             0               0               0
Peter C. Gerhard                                        0             0               0               0
Kenneth K. Gershenfeld                                  0             0               0               0
Rajiv A. Ghatalia                    India              0             0               0               0
Robert R. Gheewalla                                     0             0               0               0
Nomi P. Ghez                      Israel/USA            0             0               0               0
Scott A. Gieselman                                      0             0               0               0
Gary T. Giglio                                          0             0               0               0
H. John Gilbertson, Jr.                                 0             0               0               0
Nicholas G. Giordano                                    0           300(8)            0             300(8)
Joseph H. Gleberman                                     0             0               0               0

------------------
(6)      Shared with family members.

(7)      Shared with family members.

(8)      Shared with family members.

                                                     ITEM 7         ITEM 8         ITEM 9          ITEM 10
                                   ITEM 6             SOLE          SHARED          SOLE           SHARED
                                 CITIZENSHIP         VOTING         VOTING       DISPOSITIVE     DISPOSITIVE
                               (UNITED STATES       POWER OF       POWER OF       POWER OF        POWER OF
          ITEM 1              UNLESS OTHERWISE     UNCOVERED      UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES         SHARES          SHARES          SHARES
--------------------------    ----------------     ----------     ---------      -----------     -----------
Nancy S. Gloor                                          0             0               0                0
Justin G. Gmelich                                       0             0               0                0
Richard J. Gnodde            Ireland/South Africa       0             0               0                0
Jeffrey B. Goldenberg                                   0         2,860(9)            0            2,860(9)
Jacob D. Goldfield                                      0             0               0                0
Daniel C. Goldwater                   UK                0             0               0                0
James S. Golob                                          0             0               0                0
Gregg A. Gonsalves                                      0             0               0                0
Amy O. Goodfriend                                       0             0               0                0
Jay S. Goodgold                                         0             0               0                0
Larry J. Goodwin                                        0             0               0                0
Andrew M. Gordon                                        0             0               0                0
Robert D. Gottlieb                                      0             0               0                0
Gregory M. Gould                                        0             0               0                0
Frank J. Governali                                      0             0               0                0
Lorenzo Grabau                       Italy              0             0               0                0
Geoffrey T. Grant                                       0             0               0                0
William M. Grathwohl                                    0             0               0                0
Pedro Gonzalez Grau                  Spain              0             0               0                0
Eldridge F. Gray                                        0             0               0                0
Michael J. Graziano                                     0             0               0                0
Carmen A. Greco                                         0             0               0                0
Stefan Green                       Australia            0             0               0                0
David J. Greenwald                                      0             0               0                0
Louis S. Greig                        UK                0             0               0                0
William W. Gridley                                      0             0               0                0
Peter W. Grieve                                         0             0               0                0
Christopher Grigg                     UK                0             0               0                0
Edward Sebastian Grigg             UK/France            0             0               0                0
Michael J. Grimaldi                                     0             0               0                0
Douglas C. Grip                                         0             0               0                0
Peter Gross                                             0             0               0                0
David J. Grounsell                    UK                0             0               0                0
Eric P. Grubman                                         0             0               0                0
Arun M. Gunewardena                Sri Lanka            0             0               0                0
Celeste A. Guth                                         0             0               0                0
Joseph D. Gutman                                        0             0               0                0
Douglas A. Guzman                   Canada              0             0               0                0
Ralf O. Haase                       Germany             0             0               0                0
Erol Hakanoglu                      Turkey              0             0               0                0
David R. Hansen                    Australia            0             0               0                0
Mary L. Harmon                                          0             0               0                0
Roger C. Harper                                         0             0               0                0
Robert S. Harrison                                      0             0               0                0
Valerie J. Harrison                   UK                0             0               0                0
Shelley A. Hartman                                      0             0               0                0
Paul R. Harvey                                          0             0               0                0

----------------------------
(9)      Shared with family members.

                                                     ITEM 7         ITEM 8         ITEM 9          ITEM 10
                                   ITEM 6             SOLE          SHARED          SOLE           SHARED
                                 CITIZENSHIP         VOTING         VOTING       DISPOSITIVE     DISPOSITIVE
                               (UNITED STATES       POWER OF       POWER OF       POWER OF        POWER OF
          ITEM 1              UNLESS OTHERWISE     UNCOVERED      UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES         SHARES          SHARES          SHARES
--------------------------    ----------------     ----------     ---------      -----------     -----------
Rumiko Hasegawa                      Japan              0            0               0               0
Arthur J. Hass                                          0            0               0               0
Nobumichi Hattori                    Japan              0            0               0               0
Stephen J. Hay                        UK                0            0               0               0
Keith L. Hayes                        UK                0            0               0               0
Edward A. Hazel                                       878          300(10)         878             300(10)
Thomas J. Healey                                        0            0               0               0
Robert C. Heathcote                   UK                0            0               0               0
Sylvain M. Hefes                    France              0            0               0               0
Douglas C. Heidt                                        0            0               0               0
David B. Heller                                         0            0               0               0
Steven M. Heller                                        0            0               0               0
Ruud G. Hendriks               The Netherlands          0            0               0               0
David P. Hennessey                                      0            0               0               0
R. Douglas Henderson                                    0            0               0               0
David L. Henle                                          0            0               0               0
Mary C. Henry                                           0            0               0               0
Benoit Herault                      France              0            0               0               0
Peter C. Herbert                                        0            0               0               0
Bruce A. Heyman                                         0            0               0               0
Stephen Hickey                                          0            0               0               0
Melina E. Higgins                                       0            0               0               0
Robert E. Higgins                                       0            0               0               0
Joanne M. Hill                                          0            0               0               0
Michael I. Hill                       UK                0            0               0               0
M. Roch Hillenbrand                                     0            0               0               0
Donald W. Himpele                                       0            0               0               0
Kenneth W. Hitchner                                     0            0               0               0
Maykin Ho                                               0            0               0               0
Timothy E. Hodgson                  Canada              0            0               0               0
Axel Hoerger                        Germany             0            0               0               0
Jacquelyn M. Hoffman-Zehner         Canada              0            0               0               0
Christopher G. Hogg            New Zealand/USA          0            0               0               0
Simon N. Holden                       UK                0            0               0               0
Margaret J. Holen                                       0            0               0               0
Daniel E. Holland III                                   0            0               0               0
Teresa E. Holliday                                      0            0               0               0
Peter Hollmann                      Germany             0            0               0               0
Philip Holzer                       Germany             0            0               0               0
Gregory T. Hoogkamp                                     0            0               0               0
Sean C. Hoover                                          0            0               0               0
Shin Horie                           Japan              0            0               0               0
Jay D. Horine                                           0            0               0               0
Robert D. Hormats                                       0            0               0               0
Robert G. Hottensen, Jr.                              576            0             576               0
Thomas J. Houle                                         0            0               0               0

----------------------
(10)     Shared with family members.

                                                     ITEM 7         ITEM 8         ITEM 9          ITEM 10
                                   ITEM 6             SOLE          SHARED          SOLE           SHARED
                                 CITIZENSHIP         VOTING         VOTING       DISPOSITIVE     DISPOSITIVE
                               (UNITED STATES       POWER OF       POWER OF       POWER OF        POWER OF
          ITEM 1              UNLESS OTHERWISE     UNCOVERED      UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES         SHARES          SHARES          SHARES
--------------------------    ----------------     ----------     ---------      -----------     -----------
Michael R. Housden                    UK                0             0               0               0
Zu Liu Frederick Hu                  China              0             0               0               0
Paul J. Huchro                                          0             0               0               0
James A. Hudis                                          0             0               0               0
Terry P. Hughes                     Ireland             0             0               0               0
Bimaljit S. Hundal                    UK                0             0               0               0
Edith A. Hunt                                           0             0               0               0
Susan J. Hunt                         UK                0             0               0               0
Janet T. Hurley                                         0             0               0               0
Fern Hurst                                              0             0               0               0
Robert J. Hurst                                       100             0             100               0
Elizabeth A. Husted                                     0             0               0               0
Walter V. Hutcherson                                    0             0               0               0
Phillip S. Hylander                   UK                0             0               0               0
John S. Iglehart                                        0             0               0               0
Robert F. Incorvaia                                     0             0               0               0
Toni Infante                                            0             0               0               0
Francis J. Ingrassia                                    0             0               0               0
Timothy J. Ingrassia                                    0             0               0               0
Margaret H. Isdale                                      0             0               0               0
Hideki Ishibashi                   Japan                0             0               0               0
Raymond J. Iwanowski                                    0             0               0               0
Walter A. Jackson                                       0             0               0               0
William L. Jacob III                                    0             0               0               0
Arthur L. Jacobson, Jr.                                 0             0               0               0
James A. Jacobson                                       0             0               0               0
Richard I. Jaffee                                       0             0               0               0
Stefan J. Jentzsch                Germany               0             0               0               0
Andrew R. Jessop                    UK                  0             0               0               0
Dan H. Jester                                           0             0               0               0
Thomas Jevon                                            0             0               0               0
Daniel J. Jick                                          0             0               0               0
David M. Jimenez-Blanco            Spain                0             0               0               0
Peter T. Johnston                                     521             0             521               0
Andrew J. Jonas                                         0             0               0               0
Adrian M. Jones                   Ireland               0             0               0               0
Emerson P. Jones                                        0             0               0               0
Robert C. Jones                                         0             0               0               0
Terrence O. Jones                                       0             0               0               0
William J. Jones                                        0             0               0               0
Roy R. Joseph                     Guyana                0             0               0               0
Kenneth L. Josselyn                                     0             0               0               0
Chansoo Joung                                           0             0               0               0
Andrew J. Kaiser                                        0             0               0               0
Ann F. Kaplan                                          21             0              21               0
Barry A. Kaplan                                         0             0               0               0
David A. Kaplan                                         0             0               0               0
Jason S. Kaplan                                         0             0               0               0
Robert S. Kaplan                                        0             0               0               0
Scott B. Kapnick                                        0             0               0               0

                                                     ITEM 7         ITEM 8         ITEM 9          ITEM 10
                                   ITEM 6             SOLE          SHARED          SOLE           SHARED
                                 CITIZENSHIP         VOTING         VOTING       DISPOSITIVE     DISPOSITIVE
                               (UNITED STATES       POWER OF       POWER OF       POWER OF        POWER OF
          ITEM 1              UNLESS OTHERWISE     UNCOVERED      UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES         SHARES          SHARES          SHARES
--------------------------    ----------------     ----------     ---------      -----------     -----------
Atul Kapur                         India                0             0               0               0
Erland S. Karlsson                Sweden                0             0               0               0
James M. Karp                                           0             0               0               0
Toshinobu Kasai                    Japan                0             0               0               0
Shunji Katayama                    Japan                0             0               0               0
Richard Katz                                            0             0               0               0
Robert J. Katz                                          0             0               0               0
James C. Katzman                                        0             0               0               0
David K. Kaugher                                        0             0               0               0
Alan S. Kava                                            0             0               0               0
Larry M. Kellerman                                      0             0               0               0
John L. Kelly                                           0             0               0               0
Carsten Kengeter                  Germany               0             0               0               0
Kevin W. Kennedy                                        0             0               0               0
Gioia M. Kennett                                        0             0               0               0
William J. Kenney                                       0             0               0               0
Thomas J. Kenny                                         0             0               0               0
Steven Kerr                                             0             0               0               0
John G. Ketterer III                                    0             0               0               0
Lawrence S. Keusch                                      0             0               0               0
Rustom N. Khandalavala                                  0             0               0               0
Philippe Khuong-Huu               France                0             0               0               0
Peter A. Kiernan                    UK                  0             0               0               0
Peter D. Kiernan III                                    0             0               0               0
Sun Bae Kim                       Canada                0             0               0               0
Douglas W. Kimmelman                                  444             0             444               0
Colin E. King                     Canada              427             0             427               0
Robert C. King, Jr.                                     0             0               0               0
Timothy M. Kingston                                     0             0               0               0
Shigeki Kiritani                   Japan                0             0               0               0
Ewan M. Kirk                        UK                  0             0               0               0
Remy Klammers                     France                0             0               0               0
Daniel H. Klebes II                                     0             0               0               0
Michael Klimek                                          0             0               0               0
Michael K. Klingher                                     0             0               0               0
Jonathan R. Knight                  UK                  0             0               0               0
Bradford C. Koenig                                      0             0               0               0
Andreas Koernlein                 Germany               0             0               0               0
Mark J. Kogan                                           0             0               0               0
Melissa B. Kogan                                        0             0               0               0
J. Christopher A. Kojima          Canada                0             0               0               0
Kazuaki Kojima                     Japan                0             0               0               0
Jonathan L. Kolatch                                     0             0               0               0
Jeffrey A. Kolitch                                      0             0               0               0
Richard E. Kolman                                       0             0               0               0
Takahiro Komatsu                   Japan                0             0               0               0
Philip J. Kopp III                                      0             0               0               0
David J. Kostin                                         0             0               0               0
Koji Kotaka                        Japan                0             0               0               0
Peter S. Kraus                                         15             0              15               0

                                                     ITEM 7         ITEM 8         ITEM 9          ITEM 10
                                   ITEM 6             SOLE          SHARED          SOLE           SHARED
                                 CITIZENSHIP         VOTING         VOTING       DISPOSITIVE     DISPOSITIVE
                               (UNITED STATES       POWER OF       POWER OF       POWER OF        POWER OF
          ITEM 1              UNLESS OTHERWISE     UNCOVERED      UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES         SHARES          SHARES          SHARES
--------------------------    ----------------     ----------     ---------      -----------     -----------
Srihari Kumar                      India                0             0               0               0
Mary Lyn Valkenburg Kurish                              0             0               0               0
Eiichiro Kuwana                    Japan                0             0               0               0
Joon Kwun                       South Korea             0             0               0               0
Peter Labbat                                            0             0               0               0
Peggy A. Lamb                                           0             0               0               0
Simon M. Lamb                       UK                  0             0               0               0
David G. Lambert                                        0             0               0               0
Joseph A. LaNasa III                                    0             0               0               0
Eric S. Lane                                            0             0               0               0
Thomas K. Lane                                          0             0               0               0
Rudolf N. Lang                    Germany               0             0               0               0
Gary R. Lapidus                                         0             0               0               0
Bruce M. Larson                                         0             0               0               0
Thomas D. Lasersohn                                     0             0               0               0
Anthony D. Lauto                                        0             0               0               0
John J. Lauto                                           0             0               0               0
Matthew Lavicka                                         0             0               0               0
Peter T. Lawler                                         0             0               0               0
David N. Lawrence                                       0             0               0               0
Peter Layton                                            0             0               0               0
Susan R. Leadem                                         0             0               0               0
Andrew D. Learoyd                   UK                  0             0               0               0
Brian J. Lee                                            0             0               0               0
Chan-Keun Lee                   South Korea             0             0               0               0
George C. Lee                                           0             0               0               0
Gregory D. Lee                   Australia              0             0               0               0
Kenneth H. M. Leet                                      0             0               0               0
Richard O. Leggett                                      0             0               0               0
Tim Leissner                      Brazil                0             0               0               0
Anthony J. Leitner                                      0             0               0               0
Todd W. Leland                                          0             0               0               0
Paulo C. Leme                                           0             0               0               0
Gregg R. Lemkau                                         0             0               0               0
Remco O. Lenterman            The Netherlands           0             0               0               0
Hughes B. Lepic                   France                0             0               0               0
Johan H. Leven                    Sweden                0             0               0               0
Ronald S. Levin                                         0             0               0               0
Allan S. Levine                                         0             0               0               0
Brian T. Levine                                         0             0               0               0
Jack Levy                                               0             0               0               0
Richard J. Levy                     UK                  0             0               0               0
Tobin V. Levy                                           0             0               0               0
P. Jeremy Lewis                                         0             0               0               0
Thomas B. Lewis, Jr.                                    0             0               0               0
Mark E. Leydecker                                       0             0               0               0
Matthew G. L'Heureux                                    0             0               0               0
Michael Liberman                                        0             0               0               0
George C. Liberopoulos          Canada/USA              0             0               0               0
Gwen R. Libstag                                         0             0               0               0

                                                     ITEM 7         ITEM 8         ITEM 9          ITEM 10
                                   ITEM 6             SOLE          SHARED          SOLE           SHARED
                                 CITIZENSHIP         VOTING         VOTING       DISPOSITIVE     DISPOSITIVE
                               (UNITED STATES       POWER OF       POWER OF       POWER OF        POWER OF
          ITEM 1              UNLESS OTHERWISE     UNCOVERED      UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES         SHARES          SHARES          SHARES
--------------------------    ----------------     ----------     ---------      -----------     -----------
Stephen C. Lichtenauer                                  0             0               0               0
Roger A. Liddell                    UK                  0             0               0               0
Richard J. Lieb                                         0             0               0               0
Lisette M. Lieberman                                  756             0             756               0
Mitchell J. Lieberman                                   0             0               0               0
Richerd C. Lightburn                                    0             0               0               0
Terence Tayseop Lim             South Korea             0             0               0               0
Ryan D. Limaye                                          0             0               0               0
Josephine Linden                    UK                  0             0               0               0
Lawrence H. Linden                                      0             0               0               0
Anthony W. Ling                     UK                  0             0               0               0
Bonnie S. Litt                                          0             0               0               0
Robert Litterman                                        0             0               0               0
Robert H. Litzenberger                                  0             0               0               0
David McD. A. Livingstone        Australia              0             0               0               0
Jill E. Lohrfink                                        0             0               0               0
Douglas F. Londal                                       0             0               0               0
Jacques M. Longerstaey          USA/Belgium             0             0               0               0
Joseph Longo                                            0             0               0               0
Jonathan M. Lopatin                                     0             0               0               0
Francisco Lopez-Balboa                                  0             0               0               0
Victor M. Lopez-Balboa                                  0             0               0               0
Antigone Loudiadis                  UK                  0             0               0               0
Kevin L. Lundeen                                        0             0               0               0
Mark A. Lynch                       UK                  0             0               0               0
Michael R. Lynch                                        0             0               0               0
Richard E. Lyon, III                                    0             0               0               0
Peter B. MacDonald                  UK                  0             0               0               0
Mark G. Machin                      UK                  0             0               0               0
Paula B. Madoff                                         0             0               0               0
Shogo Maeda                        Japan                0             0               0               0
Christopher J. Magarro                                  0             0               0               0
John A. Mahoney                                         0             0               0               0
Sean O. Mahoney                                         0             0               0               0
Russell E. Makowsky                                     0             0               0               0
Keith A. Malas                                          0             0               0               0
Puneet Malhi                        UK                  0             0               0               0
Peter G. C. Mallinson               UK                  0             0               0               0
John V. Mallory                                         0             0               0               0
Kathleen M. Maloney                                     0             0               0               0
Jean E. Manas                     Greece                0             0               0               0
Charles G. R. Manby                 UK                  0             0               0               0
Robert S. Mancini                                       0             0               0               0
Barry A. Mannis                                         0             0               0               0
Simon I. Mansfield                                      0             0               0               0
Elizabeth C. Marcellino                                 0             0               0               0
Ronald G. Marks                                         0             0               0               0
Robert J. Markwick                  UK                  0             0               0               0
Nicholas I. Marovich                                    0             0               0               0
David J. Marshall                                       0             0               0               0

                                                     ITEM 7         ITEM 8         ITEM 9          ITEM 10
                                   ITEM 6             SOLE          SHARED          SOLE           SHARED
                                 CITIZENSHIP         VOTING         VOTING       DISPOSITIVE     DISPOSITIVE
                               (UNITED STATES       POWER OF       POWER OF       POWER OF        POWER OF
          ITEM 1              UNLESS OTHERWISE     UNCOVERED      UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES         SHARES          SHARES          SHARES
--------------------------    ----------------     ----------     ---------      -----------     -----------
Allan S. Marson                     UK                  0             0               0              0
Eff W. Martin                                           0             0               0              0
Jacques Martin                    Canada                0             0               0              0
Alison J. Mass                                          0             0               0              0
Robert A. Mass                                          0             0               0              0
John J. Masterson                                       0             0               0              0
David J. Mastrocola                                     0             0               0              0
Blake W. Mather                                         0             0               0              0
Kathy M. Matsui                                         0             0               0              0
Naomi Matsuoka                     Japan                0             0               0              0
George N. Mattson                                       0             0               0              0
Thomas J. McAdam                                       80             0              80              0
Richard F. McArdle                                      0             0               0              0
John J. McCabe                                          0             0               0              0
Theresa E. McCabe                                       0             0               0              0
Joseph M. McConnell                                     0             0               0              0
Ian R. McCormick                    UK                  0             0               0              0
Lynn M. McCormick                                       0             0               0              0
Gordon R. McCulloch                 UK                  0             0               0              0
Mark E. McGoldrick                                      0             0               0              0
Joseph P. McGrath, Jr.                                  0             0               0              0
Stephen J. McGuinness                                   0             0               0              0
John C. McIntire                                        0             0               0              0
Matthew B. McLennan              Australia              0             0               0              0
John W. McMahon                                         0             0               0              0
Geraldine F. McManus                                    0             0               0              0
Gerald C. McNamara, Jr.                                 0             0               0              0
James A. McNamara                                       0           215(11)           0            215(11)
Richard P. McNeil                 Jamaica               0             0               0              0
Audrey A. McNiff                                        0             0               0              0
John P. McNulty                                         0             0               0              0
Stuart G. McPherson                 UK                  0             0               0              0
Robert A. McTamaney                                     0             0               0              0
E. Scott Mead                                         160             0             160              0
Lance P. Meaney                                         0             0               0              0
Sharon I. Meers                                         0             0               0              0
David M. Meerschwam           The Netherlands           0             0               0              0
Sanjeev K. Mehra                   India                0             0               0              0
Christian A. Meissner             Austria               0             0               0              0
Stephen J. Mellas                                       0             0               0              0
Andrew J. Melnick                                       0             0               0              0
Bruce H. Mendelsohn                                   100           400(12)         100            400(12)
Michael A. Mendelson                                    0             0               0              0
Bernard A. Mensah                   UK                  0             0               0              0
Garry E. Menzel                     UK                  0             0               0              0
T. Willem Mesdag                                        0             0               0              0

-----------------------
(11)     Shared with family members.

(12)     Shared with family members.

                                                     ITEM 7         ITEM 8         ITEM 9          ITEM 10
                                   ITEM 6             SOLE          SHARED          SOLE           SHARED
                                 CITIZENSHIP         VOTING         VOTING       DISPOSITIVE     DISPOSITIVE
                               (UNITED STATES       POWER OF       POWER OF       POWER OF        POWER OF
          ITEM 1              UNLESS OTHERWISE     UNCOVERED      UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES         SHARES          SHARES          SHARES
--------------------------    ----------------     ----------     ---------      -----------     -----------
Andrew L. Metcalfe                  UK                  0             0               0               0
Julian R. Metherell                 UK                  0             0               0               0
Michael R. Miele                                        0             0               0               0
Therese L. Miller                                       0             0               0               0
Michael J. Millette                                     0             0               0               0
James E. Milligan                                       0             0               0               0
Milton R. Millman                                       0             0               0               0
Eric M. Mindich                                         0             0               0               0
Luciana D. Miranda                Brazil                0             0               0               0
Edward S. Misrahi                  Italy                0             0               0               0
Masatoki J. Mitsumata              Japan                0             0               0               0
Steven T. Mnuchin                                       0             0               0               0
Masanori Mochida                   Japan                0             0               0               0
Timothy H. Moe                                          0             0               0               0
Douglas D. Moffitt                                      0             0               0               0
Philip J. Moffitt                Australia              0             0               0               0
Karsten N. Moller                 Denmark               0             0               0               0
Thomas K. Montag                                        0             0               0               0
William C. Montgomery                                   0             0               0               0
Wayne L. Moore                                          0             0               0               0
J. Ronald Morgan, III                                   0             0               0               0
Yukihiro Moroe                     Japan                0             0               0               0
James P. Morris                                         0             0               0               0
R. Scott Morris                                         0             0               0               0
Robert B. Morris III                                    0             0               0               0
Simon P. Morris                     UK                  0             0               0               0
Thomas C. Morrow                                        0             0               0               0
Jeffrey M. Moslow                                       0             0               0               0
Sharmin Mossavar-Rahmani            UK                  0             0               0               0
Gregory T. Mount                                        0             0               0               0
Ian Mukherjee                       UK                  0             0               0               0
Edward A. Mule                                          0             0               0               0
Donald R. Mullen                                        0             0               0               0
Eric D. Mullins                                         0             0               0               0
Donald J. Mulvihill                                     0             0               0               0
Patrick E. Mulvihill              Ireland               0             0               0               0
Alvise J. Munari                    UK                  0             0               0               0
Robert G. Munro                     UK                  0             0               0               0
Rie Murayama                       Japan                0             0               0               0
Richard A. Murley                   UK                  0             0               0               0
Patrick E. Murphy                                       0             0               0               0
Philip D. Murphy                                        0             0               0               0
Thomas S. Murphy, Jr.                                   0             0               0               0
Gaetano J. Muzio                                        0             0               0               0
Marc O. Nachmann                  Germany               0             0               0               0
Michiya Nagai                      Japan                0             0               0               0
Avi M. Nash                                             0             0               0               0
Kevin D. Naughton                                     227             0             227               0
Mark J. Naylor                      UK                  0             0               0               0
Jeffrey P. Nedelman                                     0             0               0               0

                                                     ITEM 7         ITEM 8         ITEM 9          ITEM 10
                                   ITEM 6             SOLE          SHARED          SOLE           SHARED
                                 CITIZENSHIP         VOTING         VOTING       DISPOSITIVE     DISPOSITIVE
                               (UNITED STATES       POWER OF       POWER OF       POWER OF        POWER OF
          ITEM 1              UNLESS OTHERWISE     UNCOVERED      UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES         SHARES          SHARES          SHARES
--------------------------    ----------------     ----------     ---------      -----------     -----------
Daniel M. Neidich                                      58             0              58               0
Kipp M. Nelson                                          0             0               0               0
Leslie S. Nelson                                        0             0               0               0
Robin Neustein                                          0             0               0               0
Claire M. Ngo                                           0             0               0               0
Duncan L. Niederauer                                    0             0               0               0
Theodore E. Niedermayer         USA/France              0             0               0               0
Erik F. Nielsen                   Denmark               0             0               0               0
Hideya Niimi                       Japan                0             0               0               0
Susan M. Noble                      UK                  0             0               0               0
Markus J. Noe-Nordberg            Austria               0             0               0               0
Suok J. Noh                                             0             0               0               0
David J. Nolan                   Australia              0             0               0               0
Suzanne M. Nora Johnson                                 0             0               0               0
Christopher K. Norton                                   0             0               0               0
Michael E. Novogratz                                    0             0               0               0
Jay S. Nydick                                           0             0               0               0
Katherine K. Oakley                                     0             0               0               0
Eric M. Oberg                                           0             0               0               0
Alok Oberoi                        India                0             0               0               0
Gavin G. O'Connor                                       0             0               0               0
James K. O'Connor                                       0             0               0               0
Fergal J. O'Driscoll              Ireland               0             0               0               0
L. Peter O'Hagan                  Canada                0             0               0               0
Terence J. O'Neill                  UK                  0             0               0               0
Timothy J. O'Neill                                      0             0               0               0
Richard T. Ong                   Malaysia               0             0               0               0
Ronald M. Ongaro                                        0             0               0               0
Taneki Ono                         Japan                0             0               0               0
Donald C. Opatrny, Jr.                                  0             0               0               0
Daniel P. Opperman                                      0             0               0               0
Daniel B. O'Rourke                                      0             0               0               0
Roderick S. Orr                     UK                  0             0               0               0
Calum M. Osborne                    UK                  0             0               0               0
Robert J. O'Shea                                        0             0               0               0
Joel D. Ospa                                            0             0               0               0
Greg M. Ostroff                                         0             0               0               0
Nigel M. O'Sullivan                 UK                  0             0               0               0
James B. Otness                                         0             0               0               0
Terence M. O'Toole                                      0             0               0               0
Brett R. Overacker                                      0             0               0               0
Todd G. Owens                                           0             0               0               0
Fumiko Ozawa                       Japan                0             0               0               0
Robert J. Pace                                          0             0               0               0
Helen Paleno                                            0             0               0               0
Gregory K. Palm                                         0             0               0               0
Bryant F. Pantano                                       0             0               0               0
Massimo Pappone                    Italy                0             0               0               0
James R. Paradise                   UK                  0             0               0               0
Mukesh K. Parekh                                        0             0               0               0

                                                     ITEM 7         ITEM 8         ITEM 9          ITEM 10
                                   ITEM 6             SOLE          SHARED          SOLE           SHARED
                                 CITIZENSHIP         VOTING         VOTING       DISPOSITIVE     DISPOSITIVE
                               (UNITED STATES       POWER OF       POWER OF       POWER OF        POWER OF
          ITEM 1              UNLESS OTHERWISE     UNCOVERED      UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES         SHARES          SHARES          SHARES
--------------------------    ----------------     ----------     ---------      -----------     -----------
Simon Y. Park                                           0             0               0              0
Geoffrey M. Parker                                      0             0               0              0
Archie W. Parnell                                     100           100(13)         100            100(13)
Ketan J. Patel                      UK                  0             0               0              0
Sheila H. Patel                                         0             0               0              0
Douglas S. Patterson                                    0             0               0              0
Henry M. Paulson, Jr.                                   0             0               0              0
David T. Pearson                                        0             0               0              0
Arthur J. Peponis                                     286             0             286              0
David E. Perlin                                         0             0               0              0
David B. Philip                                         0             0               0              0
Paul A. Phillips                                        0             0               0              0
Todd J. Phillips                                        0             0               0              0
Alberto M. Piedra, Jr.                                  0             0               0              0
Stephen R. Pierce                                       0             0               0              0
Philip J. Pifer                                         0             0               0              0
Steven M. Pinkos                                        0             0               0              0
Scott M. Pinkus                                         0             0               0              0
Timothy C. Plaut                  Germany               0             0               0              0
Andrea Ponti                     Italy/USA              0             0               0              0
Ellen R. Porges                                         0             0               0              0
Wiet H. M. Pot                The Netherlands           0             0               0              0
Michael J. Poulter                  UK                  0             0               0              0
John J. Powers                                          0             0               0              0
Richard H. Powers                                       0             0               0              0
Alberto Pravettoni                 Italy                0             0               0              0
Michael A. Price                                        0             0               0              0
Scott Prince                                            0             0               0              0
Anthony J. Principato                                  35             0              35              0
Steven D. Pruett                                        0             0               0              0
Andrew F. Pyne                                          0             0               0              0
Kevin A. Quinn                                          0             0               0              0
Stephen D. Quinn                                        0             0               0              0
William M. Quinn                                        0             0               0              0
B. Andrew Rabin                                         0             0               0              0
Jean Raby                         Canada                0             0               0              0
John J. Rafter                    Ireland               0             0               0              0
Jonathan Raleigh                                        0             0               0              0
Dioscoro-Roy I. Ramos           Philippines             0             0               0              0
Gregory G. Randolph                                     0             0               0              0
Charlotte P. Ransom                 UK                  0             0               0              0
Michael G. Rantz                                        0             0               0              0
Philip A. Raper                     UK                  0             0               0              0
Alan M. Rapfogel                                        0             0               0              0
Sandy C. Rattray                    UK                  0             0               0              0
Joseph Ravitch                                          0             0               0              0
Sara E. Recktenwald                                     0             0               0              0

------------------------
(13)     Shared with family members.

                                                     ITEM 7         ITEM 8         ITEM 9          ITEM 10
                                   ITEM 6             SOLE          SHARED          SOLE           SHARED
                                 CITIZENSHIP         VOTING         VOTING       DISPOSITIVE     DISPOSITIVE
                               (UNITED STATES       POWER OF       POWER OF       POWER OF        POWER OF
          ITEM 1              UNLESS OTHERWISE     UNCOVERED      UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS       INDICATED)         SHARES         SHARES          SHARES          SHARES
--------------------------    ----------------     ----------     ---------      -----------     -----------
Girish V. Reddy                                         0             0               0              0
Nicholas T. Reid                    UK                  0             0               0              0
David Reilly                        UK                  0             0               0              0
Gene Reilly                                             0             0               0              0
Arthur J. Reimers III                                   0             0               0              0
Filip A. Rensky                                         0             0               0              0
Jeffrey A. Resnick                                      0             0               0              0
Richard J. Revell                   UK                  0             0               0              0
Craig Reynolds                                          0             0               0              0
Peter Richards                      UK                  0             0               0              0
Michael J. Richman                                      0             0               0              0
Andrew J. Rickards                  UK                  0             0               0              0
Thomas S. Riggs, III                                    0             0               0              0
James P. Riley, Jr.                                     0             0               0              0
Kirk L. Rimer                                           0             0               0              0
Kimberly E. Ritrievi                                    0             0               0              0
Paul M. Roberts                     UK                  0             0               0              0
Richard T. Roberts                                      4             0               4              0
William M. Roberts                                      0             0               0              0
Simon M. Robertson                  UK                  0             0               0              0
Juliet A. Robinson                  UK                  0             0               0              0
Normann G. Roesch                 Germany               0             0               0              0
Marina L. Roesler               USA/Brazil              0             0               0              0
James H. Rogan                                          0             0               0              0
J. David Rogers                                         0           200(14)           0            200(14)
John F. W. Rogers                                       0             0               0              0
Emmanuel Roman                    France                0             0               0              0
Eileen P. Rominger                                      0             0               0              0
Pamela P. Root                                          0             0               0              0
Ralph F. Rosenberg                                      0             0               0              0
David J. Rosenblum                                      0             0               0              0
Jacob D. Rosengarten                                    0             0               0              0
Richard J. Rosenstein                                   0             0               0              0
Ivan Ross                                               0             0               0              0
Marc A. Rothenberg                                      0             0               0              0
Stuart M. Rothenberg                                    0             0               0              0
Michael S. Rotter                                       0             0               0              0
Thomas A. Roupe                                         0             0               0              0
Michael S. Rubinoff                                     0             0               0              0
Paul M. Russo                                           0             0               0              0
John P. Rustum                  Ireland/USA             0             0               0              0
Richard M. Ruzika                                       0             0               0              0
David C. Ryan                                           0             0               0              0
David M. Ryan                    Australia              0             0               0              0
Jeri Lynn Ryan                                          0             0               0              0
John C. Ryan                                            0             0               0              0
Michael D. Ryan                                         0             0               0              0

--------------------------
(14)     Shared with family members.

                                                              ITEM 7        ITEM 8       ITEM 9          ITEM 10
                                             ITEM 6            SOLE         SHARED        SOLE            SHARED
                                           CITIZENSHIP        VOTING        VOTING     DISPOSITIVE     DISPOSITIVE
                                         (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                 INDICATED)         SHARES        SHARES        SHARES          SHARES
--------------------------              ----------------    ---------    -----------   -----------     -----------
Katsunori Sago                               Japan                0           0               0             0
Pablo J. Salame                             Ecuador               0           0               0             0
Roy J. Salameh                                                    0           0               0             0
J. Michael Sanders                                                0           0               0             0
Allen Sangines-Krause                       Mexico              211           0             211             0
Richard A. Sapp                                                   0           0               0             0
Neil I. Sarnak                                                    0           0               0             0
Joseph Sassoon                              Israel                0           0               0             0
Atsuko Sato                                  Japan                0           0               0             0
Tsutomu Sato                                 Japan              240           0             240             0
Muneer A. Satter                                                  0           0               0             0
Marc P. Savini                                                    0           0               0             0
Jonathan S. Savitz                                                0           0               0             0
Peter Savitz                                                      0           0               0             0
James E. Sawtell                              UK                  0           0               0             0
Paul S. Schapira                             Italy                0           0               0             0
P. Sheridan Schechner                                         1,000           0           1,000             0
Marcus Schenck                              Germany               0           0               0             0
Susan J. Scher                                                    0           0               0             0
Gary B. Schermerhorn                                              0           0               0             0
Stephen M. Scherr                                                 0           0               0             0
Howard B. Schiller                                                0           0               0             0
Erich P. Schlaikjer                                               0           0               0             0
Daniel Schmitz                              Germany               0           0               0             0
Jeffrey W. Schroeder                                              0           0               0             0
Matthew L. Schroeder                                              0           0               0             0
Antoine Schwartz                            France                0           0               0             0
Eric S. Schwartz                                                  0           0               0             0
Harvey M. Schwartz                                                0           0               0             0
Mark Schwartz                                                     0           0               0             0
Thomas M. Schwartz                                                0       1,900(15)           0         1,900(15)
Steven M. Scopellite                                              0           0               0             0
David J. Scudellari                                               0           0               0             0
Charles B. Seelig, Jr.                                            0           0               0             0
Peter A. Seibold                                                  0           0               0             0
Karen D. Seitz                                                    0           0               0             0
Hiran N. Selvaratnam                       Australia              0           0               0             0
Anik Sen                                      UK                  0           0               0             0
Randolph Sesson, Jr.                                              0           0               0             0
Steven M. Shafran                                                 0           0               0             0
Lisa M. Shalett                                                   0           0               0             0
Richard S. Sharp                              UK                  0           0               0             0
John P. Shaughnessy                                               0           0               0             0
Robert J. Shea, Jr.                                               0           0               0             0
Daniel M. Shefter                                                 0           0               0             0
David G. Shell                                                    0           0               0             0
James M. Sheridan                                                 0           0               0             0
Richard G. Sherlund                                               0           0               0             0

--------------------------
(15)     Shared with family members.

                                                              ITEM 7        ITEM 8       ITEM 9          ITEM 10
                                             ITEM 6            SOLE         SHARED        SOLE            SHARED
                                           CITIZENSHIP        VOTING        VOTING     DISPOSITIVE     DISPOSITIVE
                                         (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                 INDICATED)         SHARES        SHARES        SHARES          SHARES
--------------------------              ----------------    ---------    -----------   -----------     -----------
Michael S. Sherwood                           UK                  0           0               0             0
Masaru Shibata                               Japan                0           0               0             0
David A. Shiffman                                                 0           0               0             0
Abraham Shua                                                      0           0               0             0
Susan E. Sidd                                                     0           0               0             0
Michael H. Siegel                                                 0           0               0             0
Daniel J. Silber                                                  0           0               0             0
Leslie C. Sillcox                                                 0           0               0             0
Ralph J. Silva                                                    0           0               0             0
Harry Silver                                                      0           0               0             0
Howard A. Silverstein                                             0           0               0             0
Richard P. Simon                                                  0           0               0             0
Victor R. Simone, Jr.                                             0           0               0             0
David T. Simons                                                   0           0               0             0
Christine A. Simpson                                              0           0               0             0
Dinakar Singh                                                     0           0               0             0
Ravi M. Singh                                                     0           0               0             0
Ravi Sinha                                 India/USA              0           0               0             0
Edward M. Siskind                                                 0           0               0             0
Christian J. Siva-Jothy                       UK                  0           0               0             0
Mark F. Slaughter                                                 0           0               0             0
Guy C. Slimmon                                UK                  0           0               0             0
Jeffrey S. Sloan                                                  0           0               0             0
Linda J. Slotnick                                                 0           0               0             0
Cody J Smith                                                      0       1,000(16)           0         1,000(16)
Derek S. Smith                                                    0           0               0             0
Michael M. Smith                                                  0           0               0             0
Sarah E. Smith                                UK                  0           0               0             0
Trevor A. Smith                               UK                  0           0               0             0
John E. Smollen                                                   0           0               0             0
Randolph C. Snook                                                 0           0               0             0
Jonathan S. Sobel                                                 0           0               0             0
David M. Solomon                                                  0           0               0             0
Judah C. Sommer                                                   0           0               0             0
Theodore T. Sotir                                                 0           0               0             0
Sergio E. Sotolongo                                               0           0               0             0
Vickrie C. South                                                  0           0               0             0
Daniel L. Sparks                                                  0           0               0             0
Claudia Spiess                            Switzerland             0           0               0             0
Marc A. Spilker                                                   0           0               0             0
Howard Q. Spooner                             UK                  0           0               0             0
Joseph F. Squeri                                                  0           0               0             0
Christoph W. Stanger                        Austria               0           0               0             0
Daniel W. Stanton                                                 0           0               0             0
Steven R. Starker                                                 0           0               0             0
Keith G. Starkey                              UK                  0           0               0             0
Esta E. Stecher                                                   0           0               0             0

--------------------------
(16)     Shared with family members.

                                                              ITEM 7        ITEM 8       ITEM 9          ITEM 10
                                             ITEM 6            SOLE         SHARED        SOLE            SHARED
                                           CITIZENSHIP        VOTING        VOTING     DISPOSITIVE     DISPOSITIVE
                                         (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                 INDICATED)         SHARES        SHARES        SHARES          SHARES
--------------------------              ----------------    ---------    -----------   -----------     -----------
Cathrine Steck                                                    0           0               0             0
Fredric E. Steck                                                  0           0               0             0
Robert K. Steel                                                   0           0               0             0
Jean-Michel Steg                            France                0           0               0             0
Joseph P. Stevens                                                 0           0               0             0
Chase O. Stevenson                                                0           0               0             0
Richard J. Stingi                                                 0           0               0             0
Raymond S. Stolz                                                  0           0               0             0
Timothy T. Storey                           Canada                0           0               0             0
George C. Strachan                                                0           0               0             0
Raymond B. Strong, III                                            0           0               0             0
Steven H. Strongin                                                0           0               0             0
Andrew J. Stuart                           Australia              0           0               0             0
Nobumichi Sugiyama                           Japan                0           0               0             0
Christopher P. Sullivan                   USA/Ireland             0           0               0             0
Patrick Sullivan                                                  0           0               0             0
Johannes R. Sulzberger                      Austria               0           0               0             0
Hsueh J. Sung                               Taiwan                0           0               0             0
Howard B. Surloff                                                 0           0               0             0
Richard J. Sussman                                                0           0               0             0
Peter D. Sutherland S.C.                    Ireland               0           0               0             0
Watanan Suthiwartnarueput                  Thailand               0           0               0             0
Gary J. Sveva                                                     0           0               0             0
Eric S. Swanson                                                   0           0               0             0
Gene T. Sykes                                                     0           0               0             0
Shahriar Tadjbakhsh                                               0           0               0             0
Kunio Tahara                                 Japan                0           0               0             0
Ronald K. Tanemura                          UK/USA                0           0               0             0
Kui F. Tang                               China (PRC)             0           0               0             0
Caroline H. Taylor                            UK                  0           0               0             0
John H. Taylor                                                    0           0               0             0
Greg W. Tebbe                                                     0           0               0             0
Roland W. Tegeder                           Germany               0           0               0             0
David H. Tenney                                                   0           0               0             0
Mark R. Tercek                                                    0           0               0             0
Donald F. Textor                                                  0           0               0             0
John A. Thain                                                     0           0               0             0
John L. Thornton                                                  0           0               0             0
Stephen M. Thurer                                                 0           0               0             0
Nicolas F. Tiffou                           France                0           0               0             0
Jason A. Tilroe                                                   0           0               0             0
Daisuke Toki                                 Japan                0           0               0             0
Peter K. Tomozawa                                                 0           0               0             0
Massimo Tononi                               Italy                0           0               0             0
Brian J. Toolan                                                   0           0               0             0
John R. Tormondsen                                                0           0               0             0
John L. Townsend III                                              0           0               0             0
Mark J. Tracey                                UK                  0           0               0             0
Stephen S. Trevor                                                 0           0               0             0
Byron D. Trott                                                    0           0               0             0

                                                              ITEM 7        ITEM 8       ITEM 9          ITEM 10
                                             ITEM 6            SOLE         SHARED        SOLE            SHARED
                                           CITIZENSHIP        VOTING        VOTING     DISPOSITIVE     DISPOSITIVE
                                         (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                 INDICATED)         SHARES        SHARES        SHARES          SHARES
--------------------------              ----------------    ---------    -----------   -----------     -----------
Michael A. Troy                                                   0           0               0             0
Daniel Truell                                 UK                  0           0               0             0
Donald J. Truesdale                                               0           0               0             0
Irene Y. Tse                               Hong Kong              0           0               0             0
Robert B. Tudor III                                               0           0               0             0
Keith Tuffley                              Australia              0           0               0             0
Thomas E. Tuft                                                    0           0               0             0
John Tumilty                                  UK                  0           0               0             0
Barry S. Turkanis                                                 0           0               0             0
Malcolm B. Turnbull                        Australia              0           0               0             0
Christopher H. Turner                                             0           0               0             0
Gareth N. Turner                            Canada                0           0               0             0
Eiji Ueda                                    Japan                0           0               0             0
Scott B. Ullem                                                    0           0               0             0
Kaysie P. Uniacke                                                 0           0               0             0
Can Uran                                                          0           0               0             0
John E. Urban                                                     0           0               0             0
Lucas van Praag                               UK                  0           0               0             0
Hugo H. Van Vredenburch                 The Netherlands           0           0               0             0
Frederick G. Van Zijl                                             0           0               0             0
Lee G. Vance                                                      0           0               0             0
Ashok Varadhan                                                    0           0               0             0
Corrado P. Varoli                           Canada                0           0               0             0
John J. Vaske                                                     0           0               0             0
Robin A. Vince                                UK                  0           0               0             0
David A. Viniar                                                   0           0               0             0
Andrea A. Vittorelli                         Italy                0           0               0             0
Barry S. Volpert                                                 20           0              20             0
Casper W. Von Koskull                       Finland               0           0               0             0
David H. Voon                                                     0           0               0             0
Robert T. Wagner                                                  0           0               0             0
John E. Waldron                                                   0           0               0             0
George H. Walker IV                                               0          10(17)           0            10(17)
Joann B. Walker                                                   0           0               0             0
Thomas B. Walker III                                              0           0               0             0
Robert P. Wall                                                    0           0               0             0
Steven A. Wallace                             UK                  0           0               0             0
Berent A. Wallendahl                        Norway                0           0               0             0
Alastair J. Walton                       UK/Australia             0           0               0             0
David R. Walton                               UK                  0           0               0             0
Hsueh-Ming Wang                                                   0           0               0             0
Theodore T. Wang                          China (PRC)             0           0               0             0
Patrick J. Ward                                                   0           0               0             0
Michael W. Warren                             UK                  0           0               0             0
Haruko Watanuki                              Japan                0           0               0             0
Jerry T. Wattenberg                                               0           0               0             0
Mark K. Weeks                                 UK                  0           0               0             0

--------------------------
(17)     Shared with family members.

                                                              ITEM 7        ITEM 8       ITEM 9          ITEM 10
                                             ITEM 6            SOLE         SHARED        SOLE            SHARED
                                           CITIZENSHIP        VOTING        VOTING     DISPOSITIVE     DISPOSITIVE
                                         (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                 INDICATED)         SHARES        SHARES        SHARES          SHARES
--------------------------              ----------------    ---------    -----------   -----------     -----------
David M. Weil                                                     0           0               0             0
Theodor Weimer                              Germany               0           0               0             0
John S. Weinberg                                                  0           0               0             0
Peter A. Weinberg                                                 0           0               0             0
Gregg S. Weinstein                                                0           0               0             0
Scott R. Weinstein                                                0           0               0             0
Mark S. Weiss                                                     0           0               0             0
George W. Wellde, Jr.                                             0           0               0             0
Christopher S. Wendel                                             0           0               0             0
Martin M. Werner                            Mexico                0           0               0             0
Richard T. Wertz                                                  0           0               0             0
Lance N. West                                                     0           0               0             0
Matthew Westerman                             UK                  0           0               0             0
Barbara A. White                                                  0           0               0             0
Melanie J. White                              UK                  0           0               0             0
William Wicker                                                    0           0               0             0
A. Carver Wickman                                                 0           0               0             0
Elisha Wiesel                                                     0           0               0             0
C. Howard Wietschner                                              0           0               0             0
David D. Wildermuth                                               0           0               0             0
Edward R. Wilkinson                                              76           0              76             0
Kevin L. Willens                                                  0           0               0             0
Susan A. Willetts                                                 0           0               0             0
Anthony G. Williams                           UK                  0           0               0             0
Christopher G. Williams                       UK                  0           0               0             0
Gary W. Williams                                                  0           0               0             0
Meurig R. Williams                            UK                  0           0               0             0
Todd A. Williams                                                 90           0              90             0
John S. Willian                                                   0           0               0             0
Kenneth W. Willman                                                0           0               0             0
Keith R. Wills                                UK                  0           0               0             0
Andrew F. Wilson                          New Zealand             0           0               0             0
Kendrick R. Wilson III                                            0           0               0             0
Kurt D. Winkelmann                                                0           0               0             0
Jon Winkelried                                                    0           0               0             0
Steven J. Wisch                                                   0           0               0             0
Michael S. Wishart                                                0           0               0             0
Richard E. Witten                                                 0           0               0             0
Alexander D. Wohl                                                 0           0               0             0
William H. Wolf, Jr.                                              0           0               0             0
Melinda B. Wolfe                                                  0           0               0             0
Tracy R. Wolstencroft                                             0           0               0             0
Jon A. Woodruf                                                    0           0               0             0
Neil J. Wright                                UK                  0           0               0             0
Denise A. Wyllie                              UK                  0           0               0             0
Zi Wang Xu                               Canada/China             0           0               0             0
                                             (PRC)
Richard A. Yacenda                                                0           0               0             0
Tetsufumi Yamakawa                           Japan                0           0               0             0
Yasuyo Yamazaki                              Japan                0           0               0             0

                                                              ITEM 7        ITEM 8       ITEM 9          ITEM 10
                                             ITEM 6            SOLE         SHARED        SOLE            SHARED
                                           CITIZENSHIP        VOTING        VOTING     DISPOSITIVE     DISPOSITIVE
                                         (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS                 INDICATED)         SHARES        SHARES        SHARES          SHARES
--------------------------              ----------------    ---------    -----------   -----------     -----------
Anne Yang                                                         0           0               0             0
Danny O. Yee                                                      0           0               0             0
Jaime E. Yordan                                                   0           0               0             0
W. Thomas York, Jr.                                               0           0               0             0
Wassim G. Younan                            Lebanon               0           0               0             0
Paul M. Young                                                     0           0               0             0
William J. Young                                                  0           0               0             0
Sanaz Zaimi                                   UK                  0           0               0             0
Michael J. Zamkow                                                 0          40(18)           0            40(18)
Paolo Zannoni                                Italy                0           0               0             0
Yoel Zaoui                                  France                0           0               0             0
Gregory H. Zehner                                                 0           0               0             0
Jide J. Zeitlin                                                   0           0               0             0
Gregory Zenna                                                     0           0               0             0
Yi Kevin Zhang                            China (PRC)             0           0               0             0
Joan H. Zief                                                      0           0               0             0
John W. Ziegler                                                   0           0               0             0
Joseph R. Zimmel                                                  0           0               0             0
James P. Ziperski                                                 0           0               0             0
Barry L. Zubrow                                                   0           0               0             0
Mark A. Zurack                                                    0           0               0             0

Shares held by 86 private                     N/A                 0       1,839,455           0         1,839,455
charitable foundations
established by 86 Covered
Persons each of whom is a co-
trustee of one or more of such
private charitable foundations(19)

----------------------------------
(18)     Shared with family members.

(19) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                             ITEM 6          ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            PLACE OF          SOLE          SHARED         SOLE           SHARED
                                          ORGANIZATION       VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK        POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                    UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS             INDICATED)        SHARES         SHARES        SHARES         SHARES
    --------------------------          ----------------    ---------    -----------   -----------     -----------
TRUSTS

2000 John A. Thain Grantor
   Retained Annuity Trust                                       0             0             0               0
2001 Carlos A. Cordeiro Grantor
   Retained Annuity Trust                                       0             0             0               0
2001 John A. Thain Grantor
   Retained Annuity Trust                                       0             0             0               0
2001 Michael E. Novogratz
   Grantor Retained Annuity
   Trust                                                        0             0             0               0
2002 Avi M. Nash Grantor
    Retained Annuity Trust                                      0             0             0               0
2002 Danny O. Yee Grantor
    Retained Annuity Trust                                      0             0             0               0
2002 Douglas W. Kimmelman
    Grantor Retained Annuity
    Trust                                                       0             0             0               0
2002 James M. Sheridan Grantor
    Retained Annuity Trust                                      0             0             0               0
2002 John A. Thain Grantor
    Retained Annuity Trust                                      0             0             0               0
2002 Mary Ann Casati Grantor
    Retained Annuity Trust                                      0             0             0               0
2002 Scott S. Prince Grantor
    Retained Annuity Trust                                      0             0             0               0
2003 Scott S. Prince Grantor
   Retained Annuity Trust                                       0             0             0               0
2003 John A. Thain Grantor
    Retained Annuity Trust                                      0             0             0               0
2003 Danny O. Yee Grantor
    Retained Annuity Trust                                      0             0             0               0
The Abby Joseph Cohen 2000
   Family Trust                                                 0             0             0               0
The Abby Joseph Cohen 2001
   Annuity Trust II                                             0             0             0               0
The Abby Joseph Cohen 2002
    Annuity Trust I                                             0             0             0               0
The Abby Joseph Cohen 2002
    Annuity Trust II                                            0             0             0               0
The Abby Joseph Cohen 2003
    Annuity Trust I                                             0             0             0               0
The Adina R. Lopatin 2000 Trust                                 0             0             0               0
The Alexander H. Witten 2000
   Trust                                                        0             0             0               0
The Alexander I. Berlinski
    2000 Trust                                                  0             0             0               0

                                             ITEM 6          ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            PLACE OF          SOLE          SHARED         SOLE           SHARED
                                          ORGANIZATION       VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK        POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                    UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS             INDICATED)        SHARES         SHARES        SHARES         SHARES
    --------------------------          ----------------    ---------    -----------   -----------     -----------
The Alexander Litzenberger
   Remainder Trust                                              0             0             0               0
The Alexandra D. Steel 2000
    Trust
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                                     0             0             0               0
The Amanda Liann Mead 2000
   Trust                                                        0             0             0               0
Anahue Trust(20)                            Jersey              0             0             0               0
Andrew L. Fippinger-Millennium
   Trust(21)                                                    0             0             0               0
The Andrew M. Alper 2001
   Annuity Trust I                                              0             0             0               0
The Andrew M. Alper 2002
    Annuity Trust I                                             0             0             0               0
The Andrew M. Alper 2002
   Annuity Trust II                                             0             0             0               0
The Andrew M. Alper 2003
   Annuity Trust I                                              0             0             0               0
The Andrew M. Gordon 2000
   Family Trust                                                 0             0             0               0
Ann F. Kaplan Two Year Trust
   Dated 6/26/2001                                              0             0             0               0
The Anne R. Witten 2000 Trust                                   0             0             0               0
The Anne Sullivan Wellde 2000
   Trust                                                        0             0             0               0
The Anthony D. Lauto 2000
   Family Trust                                                 0             0             0               0
The Anthony D. Lauto 2002
    Annuity Trust I                                             0             0             0               0
The Anthony D. Lauto 2002
   Annuity Trust II                                             0             0             0               0
The Anthony D. Lauto 2003
   Annuity Trust I                                              0             0             0               0
The Arthur J. Reimers, III
   Defective Trust 2000                   Connecticut           0             0             0               0
The Avi M. Nash 2000 Family
   Trust                                                        0             0             0               0
The Avi M. Nash 2001 Annuity
   Trust I                                                      0             0             0               0
The Bari Marissa Schwartz 2000
   Trust                                                        0             0             0               0
Barry A. Kaplan 2000 Family
   Trust                                                        0             0             0               0
Barry A. Kaplan 2001 GRAT                                       0             0             0               0
Barry A. Kaplan 2002 GRAT                                       0             0             0               0
The Barry L. Zubrow 2000
   Family Trust                                                 0             0             0               0

---------------------------------
(20)     Created by Andrew A. Chisholm.

(21)     Created by Ann F. Kaplan.

                                             ITEM 6          ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            PLACE OF          SOLE          SHARED         SOLE           SHARED
                                          ORGANIZATION       VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK        POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                    UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS             INDICATED)        SHARES         SHARES        SHARES         SHARES
    --------------------------          ----------------    ---------    -----------   -----------     -----------
The Barry L. Zubrow 2002
    Annuity Trust I                                             0             0             0               0
The Barry L. Zubrow 2002
   Annuity Trust II                                             0             0             0               0
Beller 2002 GRAT                                                0             0             0               0
The Beller/Moses Trust                                          0             0             0               0
The Benjamin H. Sherlund 2000
   Trust                                                        0             0             0               0
The Benjamin Kraus 2000 Trust                                   0             0             0               0
The Bradford C. Koenig 2001
   Family Trust                                                 0             0             0               0
The Bradford C. Koenig 2002
    Annuity Trust I                                             0             0             0               0
The Bradley Abelow Family 2000
   Trust                                                        0             0             0               0
The Brian Patrick Minehan 2001
    Trust(22)                                                   0             0             0               0
The Caceres Novogratz Family
   Trust                                                        0             0             0               0
The Carlos A. Cordeiro Trust                                    0             0             0               0
The Charlotte Steel 2000 Trust                                  0             0             0               0
The Charlotte Textor 2000 Trust                                 0             0             0               0
The Christopher A. Cole 2000
   Family Trust                                                 0             0             0               0
The Christopher A. Cole 2002
    Annuity Trust I                                             0             0             0               0
The Christopher A. Cole 2002
   Annuity Trust II                                             0             0             0               0
The Christopher A. Cole 2003
   Annuity Trust I                                              0             0             0               0
The Christopher K. Norton 2000
   Family Trust                                                 0             0             0               0
The Christopher Palmisano
   Remainder Trust(23)                                          0             0             0               0
The Christopher Ryan Tortora
   2000 Trust                                                   0             0             0               0
The Cody J Smith 2000 Family
   Trust                                                        0             0             0               0
The Cody J Smith 2002 Annuity
    Trust I                                                     0             0             0               0
The Cody J Smith 2002 Annuity
   Trust II                                                     0             0             0               0
The Connie K. Duckworth 2000
   Family Trust                                                 0             0             0               0
Dangui Trust(24)                                                0             0             0               0

-------------------------------
(22)     Created by E. Gerald Corrigan.

(23)     Created by Robert H. Litzenberger.

(24)     Created By Emmanuel Roman.

                                             ITEM 6          ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            PLACE OF          SOLE          SHARED         SOLE           SHARED
                                          ORGANIZATION       VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK        POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                    UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS             INDICATED)        SHARES         SHARES        SHARES         SHARES
    --------------------------          ----------------    ---------    -----------   -----------     -----------
The Daniel Alexander Schwartz
   2000 Trust                                                   0             0             0               0
The Daniel M. Neidich 2002
    Annuity Trust I                                             0             0             0               0
The Daniel M. Neidich 2002
   Annuity Trust II                                             0             0             0               0
The Daniel M. Neidich 2003
   Annuity Trust I                                              0             0             0               0
The Daniel W. Stanton 2001
   Annuity Trust I                                              0             0             0               0
The Daniel W. Stanton 2002
    Annuity Trust I                                             0             0             0               0
The Daniel W. Stanton 2002
   Annuity Trust II                                             0             0             0               0
The Daniel W. Stanton II 2000
   Trust                                                        0             0             0               0
The Danny O. Yee Trust                                          0             0             0               0
The David B. Ford 2002 Annuity
   Trust dtd as of 6/26/2002                                    0             0             0               0
The David B. Heller 2000
   Family Trust                                                 0             0             0               0
The David G. Lambert 2000
   Family Trust                                                 0             0             0               0
The David G. Lambert 2002
    Annuity Trust I                                             0             0             0               0
The David G. Lambert 2002
   Annuity Trust II                                             0             0             0               0
The David L. Henle 2000 Family
   Trust                                                        0             0             0               0
The David L. Henle 2002
    Annuity Trust I                                             0             0             0               0
The David L. Henle 2002
   Annuity Trust II                                             0             0             0               0
The David L. Henle 2003
    Annuity Trust I                                             0             0             0               0
The David M. Baum Family 2000
   Trust                                  New Jersey            0             0             0               0
The David Viniar 2002 Annuity
    Trust I                                                     0             0             0               0
The David Viniar 2002 Annuity
   Trust II                                                     0             0             0               0
The David Viniar 2003 Annuity
    Trust I                                                     0             0             0               0
The David W. Blood 2002
    Annuity Trust I                                             0             0             0               0
The David W. Blood 2002
   Annuity Trust II                                             0             0             0               0
The Donald F. Textor 2002
    Annuity Trust I                                             0             0             0               0

                                             ITEM 6          ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            PLACE OF          SOLE          SHARED         SOLE           SHARED
                                          ORGANIZATION       VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK        POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                    UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS             INDICATED)        SHARES         SHARES        SHARES         SHARES
    --------------------------          ----------------    ---------    -----------   -----------     -----------
The Donald F. Textor 2002
   Annuity Trust II                                             0             0             0               0
The Donald F. Textor 2003
    Annuity Trust I                                             0             0             0               0
The Douglas W. Kimmelman Trust                                  0             0             0               0
The E. Gerald Corrigan 2002
    Annuity Trust I                                             0             0             0               0
The E. Gerald Corrigan 2003
    Annuity Trust I                                             0             0             0               0
The Eaddy Adele Kiernan 2000
    Trust                                                       0             0             0               0
The Edward C. Forst 2000
   Family Trust                                                 0             0             0               0
The Edward C. Forst 2001
   Annuity Trust I                                              0             0             0               0
The Edward C. Forst 2002
    Annuity Trust I                                             0             0             0               0
The Edward C. Forst 2002
   Annuity Trust II                                             0             0             0               0
The Edward Scott Mead 2001
   Annuity Trust I                                              0             0             0               0
The Edward Scott Mead 2002
    Annuity Trust I                                             0             0             0               0
The Edward Scott Mead 2002
   Annuity Trust II                                             0             0             0               0
The Edward Scott Mead 2003
   Annuity Trust I                                              0             0             0               0
Eff Warren Martin 2000
   Children's Trust                       California            0             0             0               0
The Elizabeth Anne Corrigan
   2000 Trust                                                   0             0             0               0
The Elizabeth H. Coulson 2000
   Trust                                                        0             0             0               0
The Elizabeth L. Heller 2000
   Trust                                                        0             0             0               0
The Elizabeth Lin Mead 2000
   Trust                                                        0             0             0               0
The Elizabeth M. Stanton 2000
   Trust                                                        0             0             0               0
The Elizabeth Steel 2000 Trust                                  0             0             0               0
The Ellie Dorit Neustein 2000
   Trust                                                        0             0             0               0
The Emily Austen Katz 2000
   Trust                                                        0             0             0               0
The Emily Stecher 2000 Trust                                    0             0             0               0
The Emma M.L. Mead 2000 Trust                                   0             0             0               0
The Eric Fithian 2000 Trust(25)                                 0             0             0               0
The Erin Marie Tormondsen 2000
   Trust                                                        0             0             0               0

-----------------------------------
(25)     Created by David A. Viniar.

                                             ITEM 6          ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            PLACE OF          SOLE          SHARED         SOLE           SHARED
                                          ORGANIZATION       VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK        POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                    UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS             INDICATED)        SHARES         SHARES        SHARES         SHARES
    --------------------------          ----------------    ---------    -----------   -----------     -----------
The Esta Eiger Stecher 2002
    Annuity Trust I                                             0             0             0               0
The Esta Eiger Stecher 2002
   Annuity Trust II                                             0             0             0               0
The Esta Eiger Stecher 2003
    Annuity Trust I                                             0             0             0               0
The Evans Trust(26)                                             0             0             0               0
The Francis J. Ingrassia 2000
   Family Trust                                                 0             0             0               0
The Francis J. Ingrassia 2002
    Annuity Trust I                                             0             0             0               0
The Francis J. Ingrassia 2002
    Annuity Trust II                                            0             0             0               0
The Frank L. Coulson III 2000
    Trust                                                       0             0             0               0
The Fredric E. Steck 2000
   Family Trust                                                 0             0             0               0
The Fredric E. Steck 2002
    Annuity Trust I                                             0             0             0               0
The Fredric E. Steck 2002
   Annuity Trust II                                             0             0             0               0
The Fredric E. Steck 2003
    Annuity Trust I                                             0             0             0               0
Gary D. Cohn 2000 Family Trust                                  0             0             0               0
The Gary W. Williams 2001 Trust                                 0             0             0               0
The Gene Tiger Sykes 2001
   Family Trust                                                 0             0             0               0
The Gene Tiger Sykes 2002
    Annuity Trust I                                             0             0             0               0
The Gene Tiger Sykes 2002
   Annuity Trust II                                             0             0             0               0
The Gene Tiger Sykes 2003
    Annuity Trust I                                             0             0             0               0
The Geoffrey T. Grant 2000
   Family Trust                                                 0             0             0               0
The George H. Walker 2000
   Family Trust                                                 0             0             0               0
The George H. Walker 2002
    Annuity Trust I                                             0             0             0               0
The George H. Walker 2002
   Annuity Trust II                                             0             0             0               0
The George W. Wellde, Jr. 2002
    Annuity Trust I                                             0             0             0               0
The George W. Wellde, Jr. 2002
    Annuity Trust II                                            0             0             0               0
The George William Wellde III
    2000 Trust                                                  0             0             0               0
Ghez 2000 GRAT                                                  0             0             0               0

------------------------------
(26)     Created by W. Mark Evans.

                                             ITEM 6          ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            PLACE OF          SOLE          SHARED         SOLE           SHARED
                                          ORGANIZATION       VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK        POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                    UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS             INDICATED)        SHARES         SHARES        SHARES         SHARES
    --------------------------          ----------------    ---------    -----------   -----------     -----------
Ghez 2000 Non-GST-Exempt Trust                                  0             0             0               0
The Girish V. Reddy 2001 Trust                                  0             0             0               0
The Girish V. Reddy Trust                                       0             0             0               0
The Goldenberg 2000 Family
   Trust                                                        0             0             0               0
The Greg M. Ostroff 2000
   Family Trust                                                 0             0             0               0
The Greg M. Ostroff 2001
   Annuity Trust I                                              0             0             0               0
The Gregory D. Cohen 2000 Trust                                 0             0             0               0
The Gregory H. Zehner 2000
   Family Trust                                                 0             0             0               0
The Gregory K. Palm 2000
   Family Trust                                                 0             0             0               0
The Gregory K. Palm 2002
    Annuity Trust I                                             0             0             0               0
The Gregory K. Palm 2002
   Annuity Trust II                                             0             0             0               0
The Gregory K. Palm 2003
    Annuity Trust I                                             0             0             0               0
The Guapulo Trust(27)                       Jersey              0             0             0               0
The Howard A. Silverstein 2000
   Family Trust                                                 0             0             0               0
The Howard A. Silverstein 2001
   Annuity Trust I                                              0             0             0               0
The Howard A. Silverstein 2002
    Annuity Trust I                                             0             0             0               0
The Howard A. Silverstein 2002
   Annuity Trust II                                             0             0             0               0
The Howard A. Silverstein 2003
    Annuity Trust I                                             0             0             0               0
The Isabelle M.L. Mead 2000
   Trust                                                        0             0             0               0
The J. David Rogers 2002
    Annuity Trust I                                             0             0             0               0
The J. David Rogers 2002
   Annuity Trust II                                             0             0             0               0
The J. David Rogers 2003
    Annuity Trust I                                             0             0             0               0
The James Alexander Mead 2000
   Trust                                                        0             0             0               0
The James M. Sheridan Shares
    Trust                                                       0             0             0               0
The James M. Sheridan Trust                                     0             0             0               0
The James Nicholas Katz 2000
    Trust                                                       0             0             0               0

-----------------------------------
(27)     Created by Erland S. Karlsson.

                                             ITEM 6          ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            PLACE OF          SOLE          SHARED         SOLE           SHARED
                                          ORGANIZATION       VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK        POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                    UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS             INDICATED)        SHARES         SHARES        SHARES         SHARES
    --------------------------          ----------------    ---------    -----------   -----------     -----------
James P. Riley, Jr. 2000
   Family Trust                                                 0             0             0               0
The James P. Riley, Jr. 2002
    Family GST Trust                                            0             0             0               0
The Jason Kraus 2000 Trust                    UK                0             0             0               0
The Jason William Tortora 2000
   Trust                                                        0             0             0               0
The Jeffrey D. Witten 2000
    Trust                                                       0             0             0               0
The Jennifer Lauren Alper 2000
    Trust                                                       0             0             0               0
JG 2000 Trust(28)                                               0             0             0               0
JG 2000 Trust (continuing
   trust)(28)                                                   0             0             0               0
JG 2002 GRAT(28)                                                0             0             0               0
JG 2003 GRAT(28)                                                0             0             0               0
JG 2003 Family Trust(28)                                        0             0             0               0
The John A. Thain Trust                                         0             0             0               0
The John J. Powers 2000 Family
    Trust                                                       0             0             0               0
The John O. Downing 2000
   Family Trust                                                 0             0             0               0
The John O. Downing 2002
    Annuity Trust I                                             0             0             0               0
The John O. Downing 2002
   Annuity Trust II                                             0             0             0               0
The John O. Downing 2003
   Annuity Trust I                                              0             0             0               0
The John P. Curtin, Jr. 2000
   Family Trust                                                 0             0             0               0
The John P. Curtin, Jr. 2001
   Annuity Trust I                                              0             0             0               0
The John R. Tormondsen 2002
    Annuity Trust I                                             0             0             0               0
The John R. Tormondsen 2002
   Annuity Trust II                                             0             0             0               0
The John R. Tormondsen 2003
    Annuity Trust I                                             0             0             0               0
The John R. Tormondsen, Jr.
   2000 Trust                                                   0             0             0               0
The John S. Weinberg 2000
   Family Trust                                                 0             0             0               0
The John S. Weinberg 2001
   Annuity Trust I                                              0             0             0               0
The John S. Weinberg 2002
    Annuity Trust I                                             0             0             0               0
The John S. Weinberg 2002
   Annuity Trust II                                             0             0             0               0

--------------------------------
(28)     Created by Jacob D. Goldfield.

                                             ITEM 6          ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            PLACE OF          SOLE          SHARED         SOLE           SHARED
                                          ORGANIZATION       VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK        POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                    UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS             INDICATED)        SHARES         SHARES        SHARES         SHARES
    --------------------------          ----------------    ---------    -----------   -----------     -----------
The John S. Weinberg 2003
    Annuity Trust I                                             0             0             0               0
The Jonathan G. Neidich 2000
   Trust                                                        0             0             0               0
The Jonathan L. Cohen 2002
    Annuity Trust I                                             0             0             0               0
The Jonathan M. Lopatin 2002
   Annuity Trust I                                              0             0             0               0
The Jonathan M. Lopatin 2002
    Annuity Trust II                                            0             0             0               0
The Jordan Viniar 2000 Trust                                    0             0             0               0
The Joseph Della Rosa 2000
   Family Trust                                                 0             0             0               0
The Joseph Della Rosa 2002
    Annuity Trust I                                             0             0             0               0
The Joseph Della Rosa 2002
   Annuity Trust II                                             0             0             0               0
The Joseph H. Gleberman 2000
   Family Trust                                                 0             0             0               0
The Joseph H. Gleberman 2001
   Annuity Trust I                                              0             0             0               0
The Joseph H. Gleberman 2002
   Annuity Trust I                                              0             0             0               0
The Karen Barlow Corrigan 2000
   Trust                                                        0             0             0               0
The Karen Rebecca Alper 2000
    Trust                                                       0             0             0               0
The Karsten Moller & Barbara
   Kahn-Moller Trust                        Jersey              0             0             0               0
The Katherine A. M. Stanton
    2000 Trust                                                  0             0             0               0
The Katheryn C. Coulson 2000
    Trust                                                       0             0             0               0
The Kathryn Margaret Wellde
   2000 Trust                                                   0             0             0               0
The Kelsey Fithian 2000 Trust(29)                               0             0             0               0
The Kenneth Litzenberger
   Remainder Trust                                              0             0             0               0
The Kevin W. Kennedy 2000
   Family Trust                                                 0             0             0               0
The Kevin W. Kennedy 2001
   Siblings Trust                                               0             0             0               0
The Kevin W. Kennedy 2002
    Annuity Trust I                                             0             0             0               0
The Kevin W. Kennedy 2002
    Annuity Trust II                                            0             0             0               0
The Kevin W. Kennedy 2002
   Annuity Trust III                                            0             0             0               0

--------------------------------
(29)     Created by David A. Viniar.

                                             ITEM 6          ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            PLACE OF          SOLE          SHARED         SOLE           SHARED
                                          ORGANIZATION       VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK        POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                    UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS             INDICATED)        SHARES         SHARES        SHARES         SHARES
    --------------------------          ----------------    ---------    -----------   -----------     -----------
The Kevin W. Kennedy 2003
   Annuity Trust I                                              0             0             0               0
The Kevin W. Kennedy 2003
   Annuity Trust II                                             0             0             0               0
The Kimberly Lynn Macaione
   2000 Trust(30)                                               0             0             0               0
The Kimberly R. Textor 2000
    Trust                                                       0             0             0               0
The Kipp M. Nelson Trust                                        0             0             0               0
The Kuala Trust(31)                         Jersey              0             0             0               0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                                  0             0             0               0
The Lawrence R. Buchalter 2000
    Family Trust                                                0             0             0               0
The Lawrence R. Buchalter 2001
   Annuity Trust I                                              0             0             0               0
Lawrence R. Buchalter 2002
   Annuity Trust I                                              0             0             0               0
The Lawrence R. Buchalter 2002
   Annuity Trust II                                             0             0             0               0
The Lee G. Vance 2000 Family
   Trust                                                        0             0             0               0
The Lee G. Vance 2002 Annuity
    Trust I                                                     0             0             0               0
The Leslie C. Sillcox 2003
    Annuity Trust I                                             0             0             0               0
The Leslie C. Tortora 2002
    Annuity Trust I                                             0             0             0               0
The Leslie C. Tortora 2002
   Annuity Trust II                                             0             0             0               0
Lloyd C. Blankfein 2000 Family
   Trust                                                        0             0             0               0
The Lloyd C. Blankfein 2001
   Annuity Trust I                                              0             0             0               0
The Lloyd C. Blankfein 2002
   Annuity Trust I                                              0             0             0               0
The Louise Rice Townsend 2000
   Trust                                                        0             0             0               0
M. Roch Hillenbrand Trust f/b/o C.
   Justin Hillenbrand                     New Jersey            0             0             0               0
M. Roch Hillenbrand Trust f/b/o
   Molly D. Hillenbrand                   New Jersey            0             0             0               0
The Mallory G. Neidich 2000
   Trust                                                        0             0             0               0
The Marc A. Spilker 2000 Family
   Trust                                                        0             0             0               0

----------------------------------
(30)     Created by Frank L. Coulson, Jr.

(31)     Created by Sylvain M. Hefes.

                                             ITEM 6          ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            PLACE OF          SOLE          SHARED         SOLE           SHARED
                                          ORGANIZATION       VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK        POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                    UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS             INDICATED)        SHARES         SHARES        SHARES         SHARES
    --------------------------          ----------------    ---------    -----------   -----------     -----------
The Mark A. Zurack 2000 Family
   Trust                                                        0             0             0               0
The Mark A. Zurack 2000 Issue
   Trust                                                        0             0             0               0
The Mark A. Zurack 2001 Annuity
   Trust I                                                      0             0             0               0
The Mark A. Zurack 2002 Annuity
   Trust I                                                      0             0             0               0
The Mark A. Zurack 2002 Annuity
   Trust II                                                     0             0             0               0
The Mark A. Zurack 2003 Annuity
   Trust I                                                      0             0             0               0
Mark Dehnert Living Trust                  Illinois             0             0             0               0
The Mark Tercek 2000 Family
   Trust                                                        0             0             0               0
The Mark Tercek 2002 Annuity
    Trust I                                                     0             0             0               0
The Mark Tercek 2002 Annuity
   Trust II                                                     0             0             0               0
The Mark Tercek 2003 Annuity
    Trust I                                                     0             0             0               0
Marks 2000 (continuing trust)                                   0             0             0               0
The Mary Agnes Reilly Kiernan
   2000 Trust                                                   0             0             0               0
The Mary Ann Casati Trust                                       0             0             0               0
The Matthew D. Rogers 2000
   Trust                                                        0             0             0               0
The Maya Bettina Linden 2000
    Trust                                                       0             0             0               0
Melissa Jane Minehan 2001 Trust(32)                             0             0             0               0
The Merritt Moore Townsend
   2000 Trust                                                   0             0             0               0
The Mesdag Family Trust                    Delaware             0             0             0               0
The Michael A. Price 2000
   Family Trust                                                 0             0             0               0
The Michael D. Ryan 2000
   Family Trust                                                 0             0             0               0
The Michael D. Ryan 2001
   Annuity Trust I                                              0             0             0               0
The Michael D. Ryan 2002
   Annuity Trust II                                             0             0             0               0
The Michael J. Zamkow 2000
   Family Trust                                                 0             0             0               0
The Michael J. Zamkow 2001
   Trust                                                        0             0             0               0
The Michael J. Zamkow 2002
    Annuity Trust I                                             0             0             0               0

-------------------------------------
(32)     Created by E. Gerald Corrigan.

                                             ITEM 6          ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            PLACE OF          SOLE          SHARED         SOLE           SHARED
                                          ORGANIZATION       VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK        POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                    UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS             INDICATED)        SHARES         SHARES        SHARES         SHARES
    --------------------------          ----------------    ---------    -----------   -----------     -----------
The Michael J. Zamkow 2002
   Annuity Trust II                                             0             0             0               0
The Michael Stecher 2000 Trust                                  0             0             0               0
The Milton R. Berlinski 2002
    Annuity Trust I                                             0             0             0               0
The Milton R. Berlinski 2002
   Annuity Trust II                                             0             0             0               0
The Milton R. Berlinski 2003
    Annuity Trust I                                             0             0             0               0
The Milton R. and Jena M.
    Berlinski 2003 Life
    Insurance Trust                                             0             0             0               0
The Mossavar-Rahmani 2000
   Family Trust                                                 0             0             0               0
Murphy 2000 (continuing trust)(33)                              0             0             0               0
Murphy 2002 GRAT(33)                                            0             0             0               0
The Natalie Cailyn Rogers 2000
   Trust                                                        0             0             0               0
The Nicole Schiller 2000 Trust                                  0             0             0               0
The Patrick J. Ward 2001 Trust                                  0             0             0               0
The Peter C. Gerhard 2000
   Family Trust                                                 0             0             0               0
The Peter C. Gerhard 2001
   Annuity Trust I                                              0             0             0               0
The Peter C. Gerhard 2002
    Annuity Trust I                                             0             0             0               0
The Peter C. Gerhard 2002
   Annuity Trust II                                             0             0             0               0
The Peter C. Gerhard 2003
   Annuity Trust I                                              0             0             0               0
The Peter D. Kiernan, III 2002
    Annuity Trust I                                             0             0             0               0
The Peter D. Kiernan, III 2002
   Annuity Trust II                                             0             0             0               0
The Peter Kiernan IV 2000 Trust                                 0             0             0               0
The Peter S. Kraus 2002
    Annuity Trust I                                             0             0             0               0
The Peter S. Kraus 2002
   Annuity Trust II                                             0             0             0               0
The Peter S. Kraus 2003
   Annuity Trust I                                              0             0             0               0
The Philip D. Murphy 2000
    Family Trust                                                0             0             0               0
The Philip D. Murphy 2001
   Annuity Trust I                                              0             0             0               0
The Philip D. Murphy 2002
   Annuity Trust I                                              0             0             0               0

-----------------------------------
(33)     Created by Thomas S. Murphy, Jr.

                                             ITEM 6          ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            PLACE OF          SOLE          SHARED         SOLE           SHARED
                                          ORGANIZATION       VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK        POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                    UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS             INDICATED)        SHARES         SHARES        SHARES         SHARES
    --------------------------          ----------------    ---------    -----------   -----------     -----------
The Philip D. and Tammy S.
   Murphy 2002 Life Insurance
   Trust                                                        0             0             0               0
The Philip Darivoff 2002
    Annuity Trust I                                             0             0             0               0
The Philip Darivoff 2002
    Annuity Trust II                                            0             0             0               0
The Philip Darivoff 2002
    Family Trust                                                0             0             0               0
The Rachel M. Darivoff 2000
   Trust                                                        0             0             0               0
The Ralph F. Rosenberg 2000
    Family Trust                                                0             0             0               0
The Ralph F. Rosenberg 2002
    Annuity Trust I                                             0             0             0               0
The Ralph F. Rosenberg 2002
   Annuity Trust II                                             0             0             0               0
The Ralph F. Rosenberg 2003
    Annuity Trust I                                             0             0             0               0
Randal M. Fippinger-Millennium
   Trust(34)                                                    0             0             0               0
The Randolph L. Cowen 2000
   Family Trust                                                 0             0             0               0
Rayas Trust(35)                             Jersey              0             0             0               0
The Rebecca Viniar 2000 Trust                                   0             0             0               0
The Richard A. Friedman 2002
   Annuity Trust I                                              0             0             0               0
The Richard A. Friedman 2000
   Family Trust                                                 0             0             0               0
The Richard A. Sapp 2000
   Family Trust                                                 0             0             0               0
The Richard A. Sapp 2001
   Annuity Trust I                                              0             0             0               0
The Richard A. Sapp 2002
   Annuity Trust I                                              0             0             0               0
The Richard E. Witten 2002
    Annuity Trust I                                             0             0             0               0
The Richard E. Witten 2002
   Annuity Trust II                                             0             0             0               0
The Richard E. Witten 2003
    Annuity Trust I                                             0             0             0               0
The Richard G. Sherlund 2002
   Annuity Trust I                                              0             0             0               0
Robert A. Fippinger, Jr.
   Millennium Trust(36)                                         0             0             0               0

-----------------------------------
(34)     Created by Ann F. Kaplan.

(35)     Created by Emmanuel Roman.

(36)     Created by Ann F. Kaplan.

                                             ITEM 6          ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            PLACE OF          SOLE          SHARED         SOLE           SHARED
                                          ORGANIZATION       VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK        POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                    UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS             INDICATED)        SHARES         SHARES        SHARES         SHARES
    --------------------------          ----------------    ---------    -----------   -----------     -----------
The Robert B. Litterman 2000
   Family Trust                                                 0             0             0               0
The Robert B. Litterman 2001
   Annuity Trust I                                              0             0             0               0
The Robert B. Litterman 2002
    Annuity Trust I                                             0             0             0               0
The Robert B. Litterman 2002
   Annuity Trust II                                             0             0             0               0
The Robert B. Morris III 2000
   Family Trust                                                 0             0             0               0
The Robert B. Morris III 2001
   Annuity Trust I                                              0             0             0               0
The Robert B. Morris III 2002
    Annuity Trust I                                             0             0             0               0
The Robert B. Morris III 2002
   Annuity Trust II                                             0             0             0               0
The Robert B. Morris III 2003
   Annuity Trust I                                              0             0             0               0
The Robert J. Hurst 2000
   Family Trust                                                 0             0             0               0
The Robert J. Hurst 2002
    Annuity Trust I                                             0             0             0               0
The Robert J. Hurst 2002
   Annuity Trust II                                             0             0             0               0
The Robert J. Hurst 2003
   Annuity Trust I                                              0             0             0               0
The Robert J. Katz 2002
    Annuity Trust I                                             0             0             0               0
The Robert J. Katz 2002
   Annuity Trust II                                             0             0             0               0
The Robert J. Katz 2003
    Annuity Trust I                                             0             0             0               0
The Robert J. O'Shea 2000
   Family Trust                                                 0             0             0               0
The Robert J. O'Shea 2001
   Annuity Trust I                                              0             0             0               0
The Robert J. O'Shea 2002
    Annuity Trust I                                             0             0             0               0
The Robert J. O'Shea 2002
   Annuity Trust II                                             0             0             0               0
The Robert J. O'Shea 2003
   Annuity Trust I                                              0             0             0               0
The Robert J. Pace 2000 Family
   Trust                                                        0             0             0               0
The Robert J. Pace 2002
   Annuity Trust I                                              0             0             0               0
The Robert J. Pace 2003
   Annuity Trust I                                              0             0             0               0
The Robert K. Steel 2002
    Annuity Trust I                                             0             0             0               0

                                                   ITEM 6               ITEM 7            ITEM 8         ITEM 9        ITEM 10
                                                  PLACE OF               SOLE             SHARED          SOLE          SHARED
                                                ORGANIZATION            VOTING            VOTING       DISPOSITIVE   DISPOSITIVE
                                                 (NEW YORK             POWER OF          POWER OF       POWER OF      POWER OF
                  ITEM 1                      UNLESS OTHERWISE         UNCOVERED        UNCOVERED      UNCOVERED      UNCOVERED
        NAMES OF REPORTING PERSONS               INDICATED)              SHARES          SHARES          SHARES        SHARES
--------------------------------------------  ----------------        -----------       ---------      -----------   ----------
The Robert K. Steel 2002 Annuity Trust II                                  0                0               0            0
The Robert K. Steel 2003 Annuity Trust I                                   0                0               0            0
Robin Neustein 2002 Annuity Trust                                          0                0               0            0
The Samantha Schiller 2000 Trust                                           0                0               0            0
The Sarah B. Lopatin 2000 Trust                                            0                0               0            0
The Sarah Delacy Kiernan 2000 Trust                                        0                0               0            0
The Sarah M. Darivoff 2000 Trust                                           0                0               0            0
The Sarah Rose Berlinski 2000 Trust                                        0                0               0            0
The Scott B. Kapnick 2000 Family Trust                                     0                0               0            0
The Scott B. Kapnick 2001 Annuity Trust I                                  0                0               0            0
The Scott B. Kapnick 2002 Annuity Trust I                                  0                0               0            0
Scott M. Pinkus 2000 Family Trust                New Jersey                0                0               0            0
The Scott S. Prince Trust                                                  0                0               0            0
The Sharmin Mossavar-Rahmani 2002 Annuity
      Trust I                                                              0                0               0            0
The Stephen M. Neidich 2000 Trust                                          0                0               0            0
The Steven J. Wisch 2001 Family Trust                                      0                0               0            0
The Steven J. Wisch 2002 Annuity Trust I                                   0                0               0            0
The Steven J. Wisch 2003 Annuity Trust I                                   0                0               0            0
The Steven M. Heller, Jr. 2000 Trust                                       0                0               0            0
The Steven Starker 2001 Family Trust                                       0                0               0            0
The Steven Starker 2002 Grantor Retained
      Annuity Trust                                                        0                0               0            0
The Steven T. Mnuchin 2000 Family Trust                                    0                0               0            0
The Steven T. Mnuchin 2002 Annuity Trust I                                 0                0               0            0
The Steven T. Mnuchin 2003 Annuity Trust I                                 0                0               0            0
The Stuart Mark Rothenberg 2000 Family Trust                               0                0               0            0
The Stuart Mark Rothenberg 2002 Annuity
      Trust I                                                              0                0               0            0
The Stuart Mark Rothenberg 2002 Annuity
      Trust II                                                             0                0               0            0


                                                   ITEM 6               ITEM 7            ITEM 8         ITEM 9        ITEM 10
                                                  PLACE OF               SOLE             SHARED          SOLE          SHARED
                                                ORGANIZATION            VOTING            VOTING       DISPOSITIVE   DISPOSITIVE
                                                 (NEW YORK             POWER OF          POWER OF       POWER OF      POWER OF
                  ITEM 1                      UNLESS OTHERWISE         UNCOVERED        UNCOVERED      UNCOVERED      UNCOVERED
        NAMES OF REPORTING PERSONS               INDICATED)              SHARES          SHARES          SHARES        SHARES
--------------------------------------------  ----------------        -----------       ---------      -----------   ----------
The Stuart Mark Rothenberg 2003 Annuity
      Trust I                                                              0                0               0           0
The Suzanne E. Cohen 2000 Trust                                            0                0               0           0
The Terence M. O' Toole 2000 Family Trust                                  0                0               0           0
The Terence M. O' Toole 2001 Annuity Trust I                               0                0               0           0
The Terence M. O' Toole 2002 Annuity Trust I                               0                0               0           0
The Tess Augusta Linden 2000 Trust                                         0                0               0           0
The Thomas J. Healey 2001 Annuity Trust          New Jersey                0                0               0           0
The Thomas J. Healey 2002 Annuity Trust                                    0                0               0           0
The Thomas J. Healey 2003 Annuity Trust          New Jersey                0                0               0           0
The Thomas K. Montag 2000 Family Trust                                     0                0               0           0
The Tracy Richard Wolstencroft 2000 Family
      Trust                                                                0                0               0           0
The Tracy Richard Wolstencroft 2001 Annuity
      Trust I                                                              0                0               0           0
The Tracy Richard Wolstencroft 2002 Annuity
      Trust I                                                              0                0               0           0
Trust for the benefit of David Ford, Jr.
      under Indenture of Trust B of David B.
      Ford dated 6/16/00                        Pennsylvania               0                0               0           0
Trust for the benefit of Jamie Ford under
      Indenture of Trust B of David B. Ford
      dated as of 6/16/00                       Pennsylvania               0                0               0           0
Trust for the benefit of Megan H. Hagerty
      u/a DTD 3/26/01(37)                        New Jersey                0                0               0           0
Trust f/b/o Megan H. Hagerty u/a/d June 5,
      2002(37)                                                             0                0               0           0
Trust f/b/o Megan H. Hagerty u/a/d March
      26, 2003(37)                               New Jersey                0                0               0           0
Trust for the benefit of Thomas Jeremiah
      Healey u/a DTD 3/26/01                     New Jersey                0                0               0           0
Trust f/b/o Thomas Jeremiah Healey u/a/d
      June 5, 2002                                                         0                0               0           0
Trust f/b/o Thomas Jeremiah Healey u/a/d
      March 26, 2003                             New Jersey                0                0               0           0
The Unicorn Trust(38)                                UK                    0                0               0           0

---------------------------
(37)  Created by Thomas J. Healey.

(38)  Created by Wiet H.M. Pot.

                                                   ITEM 6               ITEM 7            ITEM 8         ITEM 9        ITEM 10
                                                  PLACE OF               SOLE             SHARED          SOLE          SHARED
                                                ORGANIZATION            VOTING            VOTING       DISPOSITIVE   DISPOSITIVE
                                                 (NEW YORK             POWER OF          POWER OF       POWER OF      POWER OF
                  ITEM 1                      UNLESS OTHERWISE         UNCOVERED        UNCOVERED      UNCOVERED      UNCOVERED
        NAMES OF REPORTING PERSONS               INDICATED)              SHARES          SHARES          SHARES        SHARES
--------------------------------------------  ----------------        -----------       ---------      -----------   ----------
Vyrona Trust(39)                                   Jersey                  0                0               0           0
The William C. Sherlund 2000 Trust                                         0                0               0           0
The William Keith Litzenberger Remainder
     Trust                                                                 0                0               0           0
Zachariah Cobrinik 2001 Annuity Trust I                                    0                0               0           0
Zachariah Cobrinik 2001 Family Trust                                       0                0               0           0
The Zachariah Cobrinik Family 2000 Trust                                   0                0               0           0
Zachariah Cobrinik 2002 Annuity Trust                                      0                0               0           0

PARTNERSHIPS

ALS Investment Partners, L.P.(40)                 Delaware                 0                0               0           0
Beech Associates, L.P.(41)                        Delaware                 0                0               0           0
Crestley, L.P.(42)                                Delaware                 0                0               0           0
Greenley Partners, L.P.(43)                       Delaware                 0                0               0           0
HEMPA Limited Partnership(44)                     Delaware                 0                0               0           0
JSS Investment Partners, L.P.(45)                 Delaware                 0                0               0           0
The Litzenberger Family Limited Partnership       Delaware                 0                0               0           0
Mesdag Family Limited Partnership                 Delaware                 0                0               0           0
Mijen Family Partnership(46)                      Illinois                 0                0               0           0
Opatrny Investment Partners, L.P.                 Delaware                 0                0               0           0
Rantz GS Investment Partners, L.P.                Delaware                 0                0               0           0
Savitz Investment Partners, L.P.(47)              Delaware                 0                0               0           0
Stone Gate GS Partners, L.P.(48)                  Delaware                 0                0               0           0
Trott GS Investment Partners, L.P.                Delaware                 0                0               0           0
Tuft GS Investment Partners, L.P.                 Delaware                 0                0               0           0
Ward Investment Partners, L.P.                    Delaware                 0                0               0           0
Windy Hill Investment Company II, L.P.(49)        Delaware                 0                0               0           0

------------------------------
(39)     Created by Sylvain M. Hefes.

(40)     Created by Charles B. Seelig, Jr.

(41)     Created by David B. Ford.

(42)     Created by Thomas J. Healey.

(43)     Created by Jaime E. Yordan.

(44)     Created by Henry M. Paulson, Jr.

(45)     Created by Jonathan S. Savitz.

(46)     Created by Peter Layton.

(47)     Created by Peter Savitz.

(48)     Created by Connie K. Duckworth.

(49)     Created by Joseph D. Gutman.

                                                   ITEM 6               ITEM 7            ITEM 8         ITEM 9        ITEM 10
                                                  PLACE OF               SOLE             SHARED          SOLE          SHARED
                                                ORGANIZATION            VOTING            VOTING       DISPOSITIVE   DISPOSITIVE
                                                 (NEW YORK             POWER OF          POWER OF       POWER OF      POWER OF
                  ITEM 1                      UNLESS OTHERWISE         UNCOVERED        UNCOVERED      UNCOVERED      UNCOVERED
        NAMES OF REPORTING PERSONS               INDICATED)              SHARES          SHARES          SHARES        SHARES
--------------------------------------------  ----------------        -----------       ---------      -----------   ----------
Winkelried Investment Partners, L.P.              Delaware                 0                0               0           0

LIMITED LIABILITY COMPANIES

The James Coufos Family LLC                       Delaware                 0                0               0           0
The Lawrence Cohen Family LLC                     Delaware                 0                0               0           0
The Rebecca Amitai Family LLC                     Delaware                 0                0               0           0
The Steven Starker Family LLC                     Delaware                 0                0               0           0
The Todd Christie Family LLC                      Delaware                 0                0               0           0

CORPORATIONS

Anahue Limited(50)                                 Jersey                  0                0               0           0
Chambolle Limited(51)                              Jersey                  0                0               0           0
Guapulo Holdings Ltd(52)                           Jersey                  0                0               0           0
HJS2 Limited(53)                               Cayman Islands              0                0               0           0
Majix Limited(54)                                  Jersey                  0                0               0           0
Melalula Limited(55)                               Jersey                  0                0               0           0
RJG Holding Company(56)                        Cayman Islands              0                0               0           0
Robinelli Limited(57)                              Jersey                  0                0               0           0
Vyrona Holdings Limited(58)                        Jersey                  0                0               0           0
Zurrah Limited(59)                                 Jersey                  0                0               0           0

------------------------------
(50)     Created by Andrew A. Chisholm.

(51)     Created by Emmanuel Roman.

(52)     Created by Erland S. Karlsson.

(53)     Created by Hsueh J. Sung.

(54)     Created by Alok Oberoi.

(55)     Created by Peter D. Sutherland.

(56)     Created by Richard J. Gnodde.

(57)     Created by Claudio Costamagna.

(58)     Created by Sylvain M. Hefes.

(59)     Created by Yoel Zaoui.

         This Amendment No. 41 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 41 is being filed primarily because commencing on or around June 26, 2003, certain Covered Persons (as defined in Item 2 below) will be permitted to sell shares of Common Stock (as defined in Item 1 below) through the Channel A and Channel B Sales Programs (as defined in Item 4 below).

ITEM 1.  SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc. ("GS Inc."), a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2.  IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or one of its affiliates or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) are set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull"), the former members (the "SLK Covered Persons") of SLK LLC, the former members (the "Jacobson Covered Persons") of Benjamin Jacobson & Sons, LLC ("Jacobson") and the former members (the "Walter Frank Covered Persons" and, together with the Hull Covered Persons, the SLK Covered Persons and the Jacobson Covered Persons, the "Acquisition Covered Persons") of Walter N. Frank & Co., LLC ("Walter Frank") acquired certain Covered Shares in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (v) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4.  PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Acquisition Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull, Jacobson or Walter Frank or the combination of GS Inc. with SLK LLC, as applicable, and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. and, in the case of the PMDs and the Transferee Covered Persons, the Shareholders' Committee have approved sales by the PMDs, Transferee Covered Persons and certain Estate Planning Covered Persons and Acquisition Covered Persons of a portion of their shares of Common Stock through two programs (the "Channel A Sales Program" and the "Channel B Sales Program"). On June 12, 2003, GS Inc. notified certain eligible Covered Persons that additional sales under the Channel A and Channel B Sales Programs will be permitted commencing on or around June 26, 2003 and terminating on or around July 25, 2003. The Channel A and Channel B Sales Programs may continue in subsequent fiscal quarters, but can be suspended, modified or terminated at any time.

         The participants in the Channel A Sales Program may sell, in a coordinated manner, a portion of their Covered Shares in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"), and a volume limitation that will be established by GS Inc. (the "Channel A Sales Limit"). Subject to the volume limitations of Rule 144 and the Channel A Sales Limit, up to 16,286,149 Covered Shares are eligible for sale by Covered Persons under the Channel A Sales Program. These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions (as defined below) that lapsed on May 8, 2002 and May 8, 2003, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). Certain participants in the Channel A Sales Program may effect their sales pursuant to plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. With respect to other participants, the decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the foregoing limitations.

         The participants in the Channel B Sales Program may sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with Rule 144(k) and a volume limitation that will be established by GS Inc.

(the "Channel B Sales Limit"). Subject to the Channel B Sales Limit, up to 21,576,337 Covered Shares are eligible for sale by Covered Persons under the Channel B Sales Program. These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions that lapsed on May 8, 2002 and May 8, 2003, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). The decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the volume limitation.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described herein and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. With respect to the Covered Shares subject to the Partner Transfer Restrictions, the power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement"), between such Jacobson Covered Person and GS Inc. In the case of each Walter Frank Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of May 16, 2002 (the "Walter Frank Member Agreement" and, together with the SLK Member Agreement and the Jacobson Member Agreement, the "Member Agreements"), between such Walter Frank Covered

Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs are also subject to limitations on their ability to transfer some of the Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. Such restrictions also apply to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable. Under these restrictions (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"), each PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person agreed not to transfer such Covered Shares until after May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock, and each Walter Frank Covered Person agreed not to transfer such Covered Shares until after June 26, 2003, the first anniversary of the closing of the acquisition by GS Inc. of Walter Frank. The Partner Transfer Restrictions lapsed as to 25,325,624 Covered Shares on May 8, 2002 and 54,786,126 Covered Shares on May 8, 2003, and will lapse as to the remaining Covered Shares beneficially owned by the PMDs, Hull Covered Persons, SLK Covered Persons and Jacobson Covered Persons on May 8, 2004, and as to the Covered Shares beneficially owned by the Walter Frank Covered Persons in equal installments on each of June 26, 2003, June 26, 2004 and June 26, 2005. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The

Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 601,594 Covered Shares by certain Covered Persons under the Channel A Sales Program described in Item 4 and up to an aggregate of 2,085,701 Covered Shares by certain Covered Persons under the Channel B Sales Program described in Item 4, in each case commencing on or around June 26, 2003 and terminating on or around July 25, 2003. These amounts represent no more than 10% of the Covered Shares held by each participant in the Channel A or Channel B Sales Program that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations).

         Effective June 3, 2003, the Shareholders' Committee waived the Transfer Restrictions on 20,000 Covered Shares held by a Transferee Covered Person. The Transfer Restrictions on these shares would otherwise have lapsed on May 8, 2004.

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., John
A. Thain and Lloyd C. Blankfein are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who served on the board of directors on May 7, 1999, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with GS Inc.'s combination with SLK and acquisitions of Jacobson and Walter Frank, each SLK Covered Person, Jacobson Covered Person and Walter Frank Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

         In addition to pledges pursuant to the arrangements described in the second paragraph under "Waivers" above, one or more Covered Persons have pledged in the aggregate 1,331,643 Covered Shares to third-party lending institutions as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001, January 9, 2002,

December 23, 2002 and January 8, 2003, GS Inc. entered into a Registration Rights Instrument and four substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

           Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

DERIVATIVE INSTRUMENTS

         Certain Individual Covered Persons have written American-style call options on an aggregate of 3,636,700 Covered Shares with strike prices ranging from $65 to $100 and maturity dates ranging from June 21, 2003 to January 21, 2006. None of these Covered Persons is employed by Goldman Sachs.

         On May 8, 2003, an Individual Covered Person purchased an American-style put option on 40,000 Covered Shares with a strike price of $70.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 40,000 Covered Shares with a strike price of $85.00 and an expiration date of January 17, 2004. On May 8, 2003, an Individual Covered Person purchased an American-style put option on 40,000 Covered Shares with a strike price of $70.00 and an expiration date of June 21, 2003 and wrote an American-style call option on 40,000 Covered Shares with a strike price of $80.00 and an expiration date of June 21, 2003. On June 3, 2003, an Individual Covered Person purchased an American-style put option on 30,000 Covered Shares with a strike price of $75.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 30,000 Covered Shares with a strike price of $90.00 and an expiration date of January 17, 2004. None of these Covered Persons is employed by Goldman Sachs.

         Certain private foundations established by one or more Individual Covered Persons, none of whom are employed by Goldman Sachs, have written American-style call options on an aggregate of 155,100 Uncovered Shares with strike prices ranging from $80 to $90 and maturity dates ranging from July 19, 2003 to October 18, 2003.

Material to be Filed as Exhibits

Exhibit                                                         Description
-------        ------------------------------------------------------------------------------------------------------------
  A.           Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

  B.           Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  C.           Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  D.           Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No.
               005-56295)).

  E.           Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to
               Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

  F.           Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to
               Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

  G.           Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The
               Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule
               13D, filed June 21, 2000 (File No. 005-56295)).

  H.           Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs
               Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

  I.           Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates,
               L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
               2000 (File No. 005-56295)).

  J.           Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to
               Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  K.           Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to
               Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  L.           Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to
               Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  M.           Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to
               Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

Exhibit                                                         Description
-------        ------------------------------------------------------------------------------------------------------------
  N.           Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
               005-56295)).

  O.           Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to
               Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  P.           Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit
               R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  Q.           Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule 13D,
               filed March 29, 2001 (File No. 005-56295)).

  R.           Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of
               October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to
               Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

  S.           Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person
               (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed November 3,
               2000 (File No. 005-56295)).

  T.           Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to
               Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No. 005-56295)).

  U.           Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person
               (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed March 28,
               2001 (File No. 005-56295)).

  V.           Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered Person
               (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed March 28,
               2001 (File No. 005-56295)).

  W.           Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No.
               19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

  X.           Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to Amendment
               No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

  Y.           Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations
               (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21,
               2001 (File No. 005-56295)).

  Z.           Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S.
               corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed
               December 21, 2001 (File No. 005-56295)).

  AA.          Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to
               Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group,
               Inc.).

Exhibit                                                         Description
-------        ------------------------------------------------------------------------------------------------------------
  BB.          Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program
               (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial Schedule 13D, filed June 20, 2002
               (File No. 005-56295)).

  CC.          Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter Frank Covered Person
               (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial Schedule 13D, filed July 5, 2002
               (File No. 005-56295)).

  DD.          Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter Frank Covered Person
               (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial Schedule 13D, filed July 5, 2002
               (File No. 005-56295)).

  EE.          Supplemental Registration Rights Instrument, dated as of December 20, 2002 (incorporated by reference to
               Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman Sachs
               Group, Inc.).

  FF.          Form of Written Consent Relating to Sale and Purchase of Common Stock (incorporated by reference to Exhibit
               FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No. 005-56295)).

                                                                         ANNEX A

    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS

                                                                                    CONVICTIONS OR           BENEFICIAL
                                                                                     VIOLATIONS OF        OWNERSHIP OF THE
                                                                                   FEDERAL OR STATE       COMMON STOCK OF
                                                                 PRESENT           LAWS WITHIN THE          THE GOLDMAN
     NAME            CITIZENSHIP   BUSINESS ADDRESS             EMPLOYMENT         LAST FIVE YEARS        SACHS GROUP, INC.
-----------------------------------------------------------------------------------------------------------------------------
Steven M.                USA      85 Broad Street         Managing Director, The         None          Covered Person, so
Bunson                            New York, NY            Goldman Sachs Group,                         ownership is as set
                                  10004                   Inc.                                         forth in or
                                                                                                       incorporated into Item
                                                                                                       5 above.
-----------------------------------------------------------------------------------------------------------------------------
Russell E.               USA      85 Broad Street         Managing Director, The         None          Covered Person, so
Makowsky                          New York, NY            Goldman Sachs Group,                         ownership is as set
                                  10004                   Inc.                                         forth in or
                                                                                                       incorporated into Item
                                                                                                       5 above.
-----------------------------------------------------------------------------------------------------------------------------
Michael H.               UK       26 New Street,          Partner,                       None          None
Richardson                        St. Helier, Jersey,     Bedell Cristin
                                  JE4 3RA
-----------------------------------------------------------------------------------------------------------------------------
Anthony J.               UK       26 New Street,          Partner,                       None          None
Dessain                           St. Helier, Jersey,     Bedell Cristin
                                  JE4 3RA
-----------------------------------------------------------------------------------------------------------------------------

                                                                         ANNEX B

ITEMS 2(D)

   AND 2(E).  INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS

None.

                                                                         ANNEX C

ITEM 4.      PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

None.

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS.

An aggregate of 7,742,098 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

On or about June 26, 2003, 54,748 shares of Common Stock will be delivered pursuant to the terms of an equal number of restricted stock units, and stock options covering 8,021,985 shares of Common Stock will vest and become exercisable, with the underlying shares to be delivered upon the exercise of the relevant stock options. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
             SCHEDULE 13D

The following sales of Covered Shares were made by the following Covered Persons through one or more subsidiaries of GS Inc. for cash on the New York Stock Exchange:

---------------------------------------------------------------------------------------
COVERED PERSON            TRADE DATE          NUMBER OF SHARES    PRICE PER SHARE
---------------------------------------------------------------------------------------
Goodfriend, Amy O.        May 9, 2003         10,000              $75.00
Heller, Steven M.         May 9, 2003        281,433              $74.67
Savitz, Jonathan S.       May 9, 2003         19,900              $75.00
Downing, John O.          May 12, 2003        30,000              $75.10
Downing, John O.          May 12, 2003        30,000              $75.30
Healey, Thomas J.         May 12, 2003        40,000              $75.61
Mesdag, T. Willem         May 12, 2003        50,000              $75.50
Mnuchin, Steven T.        May 12, 2003        50,000              $75.54
Savitz, Jonathan S.       May 12, 2003         2,400              $76.00
Yee, Danny O.             May 12, 2003        20,000              $75.85
Aisbitt, Jonathan R.      May 13, 2003        96,900              $75.00
Aisbitt, Jonathan R.      May 13, 2003         2,100              $75.01
Aisbitt, Jonathan R.      May 13, 2003           400              $75.02
Aisbitt, Jonathan R.      May 13, 2003           400              $75.03
Aisbitt, Jonathan R.      May 13, 2003           400              $75.04
Aisbitt, Jonathan R.      May 13, 2003         2,500              $75.05
Aisbitt, Jonathan R.      May 13, 2003         3,200              $75.06
Aisbitt, Jonathan R.      May 13, 2003         2,000              $75.07
Aisbitt, Jonathan R.      May 13, 2003           300              $75.08
Aisbitt, Jonathan R.      May 13, 2003           900              $75.09
Aisbitt, Jonathan R.      May 13, 2003         3,700              $75.10
Aisbitt, Jonathan R.      May 13, 2003         1,100              $75.11
Aisbitt, Jonathan R.      May 13, 2003           500              $75.12
Aisbitt, Jonathan R.      May 13, 2003         3,400              $75.13
Aisbitt, Jonathan R.      May 13, 2003           400              $75.14
Aisbitt, Jonathan R.      May 13, 2003         4,300              $75.15
Aisbitt, Jonathan R.      May 13, 2003         1,600              $75.16
Aisbitt, Jonathan R.      May 13, 2003         3,700              $75.17
Aisbitt, Jonathan R.      May 13, 2003         1,600              $75.18
Aisbitt, Jonathan R.      May 13, 2003         1,600              $75.19
Aisbitt, Jonathan R.      May 13, 2003        35,900              $75.20
Aisbitt, Jonathan R.      May 13, 2003         3,900              $75.21
Aisbitt, Jonathan R.      May 13, 2003           700              $75.22
Aisbitt, Jonathan R.      May 13, 2003         1,400              $75.23
Aisbitt, Jonathan R.      May 13, 2003         2,000              $75.24
Aisbitt, Jonathan R.      May 13, 2003         1,400              $75.25
Aisbitt, Jonathan R.      May 13, 2003         2,000              $75.26
Aisbitt, Jonathan R.      May 13, 2003         9,500              $75.28
Aisbitt, Jonathan R.      May 13, 2003         5,000              $75.30
Aisbitt, Jonathan R.      May 13, 2003           500              $75.31
Aisbitt, Jonathan R.      May 13, 2003           400              $75.32
Aisbitt, Jonathan R.      May 13, 2003           600              $75.33
Aisbitt, Jonathan R.      May 13, 2003         7,700              $75.34
Aisbitt, Jonathan R.      May 13, 2003         2,800              $75.35
Aisbitt, Jonathan R.      May 13, 2003           200              $75.36
Aisbitt, Jonathan R.      May 13, 2003         1,100              $75.37
Aisbitt, Jonathan R.      May 13, 2003         5,000              $75.39
Aisbitt, Jonathan R.      May 13, 2003        15,400              $75.40
Aisbitt, Jonathan R.      May 13, 2003         1,000              $75.41
Aisbitt, Jonathan R.      May 13, 2003           300              $75.43
Aisbitt, Jonathan R.      May 13, 2003           500              $75.44
Aisbitt, Jonathan R.      May 13, 2003        20,000              $75.50
Aisbitt, Jonathan R.      May 13, 2003         5,000              $75.53
Aisbitt, Jonathan R.      May 13, 2003         5,000              $75.55
Aisbitt, Jonathan R.      May 13, 2003         5,000              $75.56
Aisbitt, Jonathan R.      May 13, 2003        14,600              $75.60
Aisbitt, Jonathan R.      May 13, 2003        20,400              $75.65
Aisbitt, Jonathan R.      May 13, 2003        10,000              $75.70
Aisbitt, Jonathan R.      May 13, 2003         5,000              $75.75
Aisbitt, Jonathan R.      May 13, 2003        24,400              $75.80
Aisbitt, Jonathan R.      May 13, 2003           400              $75.81
Aisbitt, Jonathan R.      May 13, 2003           200              $75.84
Aisbitt, Jonathan R.      May 13, 2003         5,000              $75.90
Aisbitt, Jonathan R.      May 14, 2003        17,200              $75.00
Aisbitt, Jonathan R.      May 14, 2003         2,400              $75.02
Aisbitt, Jonathan R.      May 14, 2003         1,000              $75.03
Aisbitt, Jonathan R.      May 14, 2003           900              $75.04
Aisbitt, Jonathan R.      May 14, 2003         2,600              $75.05
Aisbitt, Jonathan R.      May 14, 2003           200              $75.07
Aisbitt, Jonathan R.      May 14, 2003         8,000              $75.15
Aisbitt, Jonathan R.      May 14, 2003         2,000              $75.20
Aisbitt, Jonathan R.      May 14, 2003        30,065              $75.25
Aisbitt, Jonathan R.      May 14, 2003         5,800              $75.30
Zamkow, Michael J.        May 14, 2003         2,300              $75.00
Aisbitt, Jonathan R.      May 15, 2003        50,000              $75.10
Aisbitt, Jonathan R.      May 15, 2003        10,700              $75.40
Aisbitt, Jonathan R.      May 15, 2003         7,700              $75.50
Aisbitt, Jonathan R.      May 15, 2003           100              $75.51
Aisbitt, Jonathan R.      May 15, 2003           800              $75.52
Aisbitt, Jonathan R.      May 15, 2003           800              $75.53
Aisbitt, Jonathan R.      May 15, 2003         1,000              $75.54
Aisbitt, Jonathan R.      May 15, 2003         1,100              $75.55
Aisbitt, Jonathan R.      May 15, 2003         5,300              $75.56
Aisbitt, Jonathan R.      May 15, 2003         1,200              $75.57
Aisbitt, Jonathan R.      May 15, 2003           400              $75.58
Aisbitt, Jonathan R.      May 15, 2003         2,100              $75.59
Aisbitt, Jonathan R.      May 15, 2003         6,000              $75.60
Aisbitt, Jonathan R.      May 15, 2003         1,900              $75.61
Aisbitt, Jonathan R.      May 15, 2003         1,300              $75.62
Aisbitt, Jonathan R.      May 15, 2003           100              $75.63
Aisbitt, Jonathan R.      May 15, 2003         5,600              $75.64
Aisbitt, Jonathan R.      May 15, 2003        20,700              $75.65
Aisbitt, Jonathan R.      May 15, 2003         4,000              $75.66
Aisbitt, Jonathan R.      May 15, 2003         1,100              $75.67
Aisbitt, Jonathan R.      May 15, 2003           200              $75.68
Aisbitt, Jonathan R.      May 15, 2003           900              $75.69
Aisbitt, Jonathan R.      May 15, 2003         2,600              $75.70
Aisbitt, Jonathan R.      May 15, 2003           300              $75.71
Aisbitt, Jonathan R.      May 15, 2003         1,000              $75.72
Aisbitt, Jonathan R.      May 15, 2003        14,400              $75.73
Aisbitt, Jonathan R.      May 15, 2003         4,100              $75.74
Aisbitt, Jonathan R.      May 15, 2003        39,600              $75.75
Aisbitt, Jonathan R.      May 15, 2003         2,000              $75.76
Aisbitt, Jonathan R.      May 15, 2003         1,200              $75.77
Aisbitt, Jonathan R.      May 15, 2003         4,000              $75.78
Aisbitt, Jonathan R.      May 15, 2003         4,300              $75.79
Aisbitt, Jonathan R.      May 15, 2003        24,700              $75.80
Aisbitt, Jonathan R.      May 15, 2003           500              $75.82
Aisbitt, Jonathan R.      May 15, 2003        25,000              $75.85
Aisbitt, Jonathan R.      May 15, 2003         5,000              $75.89
Aisbitt, Jonathan R.      May 15, 2003        15,400              $75.90
Aisbitt, Jonathan R.      May 15, 2003        10,000              $75.92
Aisbitt, Jonathan R.      May 15, 2003           100              $75.93
Aisbitt, Jonathan R.      May 15, 2003           800              $75.97
Aisbitt, Jonathan R.      May 15, 2003        10,000              $75.98
Aisbitt, Jonathan R.      May 15, 2003           400              $75.98
Aisbitt, Jonathan R.      May 15, 2003         2,900              $75.99
Aisbitt, Jonathan R.      May 15, 2003        18,800              $76.00
Aisbitt, Jonathan R.      May 15, 2003        16,700              $76.01
Aisbitt, Jonathan R.      May 15, 2003        12,100              $76.02
Aisbitt, Jonathan R.      May 15, 2003         1,200              $76.03
Aisbitt, Jonathan R.      May 15, 2003         2,000              $76.04
Aisbitt, Jonathan R.      May 15, 2003         1,800              $76.05
Aisbitt, Jonathan R.      May 15, 2003         6,900              $76.06
Aisbitt, Jonathan R.      May 15, 2003         1,900              $76.07
Aisbitt, Jonathan R.      May 15, 2003         5,900              $76.08
Aisbitt, Jonathan R.      May 15, 2003        16,400              $76.10
Aisbitt, Jonathan R.      May 15, 2003        11,700              $76.11
Downing, John O.          May 15, 2003        10,000              $75.85
Downing, John O.          May 15, 2003        10,000              $76.00
Mnuchin, Steven T.        May 15, 2003       100,000              $75.89
Savitz, Jonathan S.       May 15, 2003        18,547              $75.71
Wisch, Steven J.          May 15, 2003         5,000              $76.00
Yee, Danny O.             May 15, 2003        22,697              $75.21
Cobrinik, Zachariah       May 16, 2003        20,000              $75.00
Litzenberger, Robert H.   May 16, 2003         5,000              $76.50
Mnuchin, Steven T.        May 16, 2003        55,161              $76.41
Yee, Danny O.             May 16, 2003        20,000              $75.80
Zamkow, Michael J.        May 16, 2003         7,700              $76.00
Steck, Fredric E.         May 19, 2003         2,741              $75.60
Steck, Fredric E.         May 20, 2003         1,000              $74.50
Ostroff, Greg M.          May 21, 2003           500              $74.10
Steck, Fredric E.         May 21, 2003         2,000              $75.10
Downing, John O.          May 22, 2003        10,000              $76.00
Litzenberger, Robert H.   May 22, 2003        10,000              $76.20
Ostroff, Greg M.          May 22, 2003           500              $76.00
Steck, Fredric E.         May 22, 2003         3,000              $75.75
Vance, Lee G.             May 22, 2003       100,000              $75.87
Wisch, Steven J.          May 22, 2003         5,000              $76.10
Ostroff, Greg M.          May 23, 2003           500              $76.31
Goodfriend, Amy O.        May 27, 2003        10,000              $78.00
Litzenberger, Robert H.   May 27, 2003         5,000              $77.25
Rogers, J. David          May 27, 2003        10,000              $78.20
Schwartz, Mark            May 27, 2003        12,000              $78.00
Wisch, Steven J.          May 27, 2003         5,000              $78.67
Goodfriend, Amy O.        May 28, 2003         2,500              $79.39
Goodfriend, Amy O.        May 28, 2003         2,500              $79.50
Goodfriend, Amy O.        May 28, 2003         2,500              $79.75
Rogers, J. David          May 28, 2003        20,000              $79.40
Schwartz, Mark            May 28, 2003        12,000              $79.34
Steck, Fredric E.         May 28, 2003         1,000              $79.32
Vance, Lee G.             May 28, 2003        50,000              $79.30
Wisch, Steven J.          May 28, 2003         5,000              $79.66
Witten, Richard E.        May 28, 2003         2,500              $79.80
Yee, Danny O.             May 28, 2003        10,000              $79.20
Downing, John O.          May 29, 2003        15,000              $80.05
Fitt, Lawton W.           May 29, 2003        25,000              $80.00
Goodfriend, Amy O.        May 29, 2003         2,500              $80.50
Ostroff, Greg M.          May 29, 2003         2,000              $79.95
Steck, Fredric E.         May 29, 2003        25,000              $80.41
Witten, Richard E.        May 29, 2003         2,500              $81.00
Yordan, Jaime E.          May 29, 2003        10,000              $80.00
Buchalter, Lawrence R.    May 30, 2003        15,000              $81.48
Litzenberger, Robert H.   May 30, 2003         5,000              $81.50
Schwartz, Mark            May 30, 2003        12,000              $80.73
Steck, Fredric E.         May 30, 2003         1,000              $81.39
Wisch, Steven J.          May 30, 2003        15,000              $81.15
Buchalter, Lawrence R.    June 2, 2003        20,000              $82.75
Downing, John O.          June 2, 2003        10,000              $82.00
Oberoi, Alok              June 2, 2003        10,000              $82.00
Ostroff, Greg M.          June 2, 2003         1,000              $83.61
Schwartz, Mark            June 2, 2003        15,000              $83.87
Steck, Fredric E.         June 2, 2003         1,000              $83.70
Wisch, Steven J.          June 2, 2003         5,000              $83.94
Witten, Richard E.        June 2, 2003         2,500              $82.75
Witten, Richard E.        June 2, 2003         2,500              $83.25
Witten, Richard E.        June 2, 2003         2,500              $83.75
Yee, Danny O.             June 2, 2003        10,000              $82.06
Yordan, Jaime E.          June 2, 2003        10,000              $82.00
Yordan, Jaime E.          June 2, 2003        10,000              $84.00
Ostroff, Greg M.          June 3, 2003         1,000              $83.18
Reimers III, Arthur J.    June 3, 2003        10,000              $83.71
Downing, John O.          June 4, 2003        10,000              $84.50
Downing, John O.          June 4, 2003         4,000              $85.23
Ostroff, Greg M.          June 4, 2003         1,000              $85.40
Rogers, J. David          June 4, 2003        10,000              $84.96
Ryan, John C.             June 4, 2003        10,000              $85.30
Schwartz, Mark            June 4, 2003        12,000              $84.78
Sheridan, James M.        June 4, 2003        30,000              $84.87
Vance, Lee G.             June 4, 2003        32,891              $84.75
Wisch, Steven J.          June 4, 2003        15,000              $85.00
Witten, Richard E.        June 4, 2003         2,500              $84.76
Witten, Richard E.        June 4, 2003         2,500              $85.25
Buchalter, Lawrence R.    June 5, 2003         8,693              $85.56
Fitt, Lawton W.           June 5, 2003        25,000              $87.35
Ostroff, Greg M.          June 5, 2003         1,000              $86.99
Quinn, Stephen D.         June 5, 2003        25,000              $87.29
Rogers, J. David          June 5, 2003        10,000              $86.71
Witten, Richard E.        June 5, 2003         2,500              $86.76
Yee, Danny O.             June 5, 2003        20,000              $86.50
Yordan, Jaime E.          June 5, 2003        10,000              $86.00
Ostroff, Greg M.          June 6, 2003         1,000              $89.15
Rogers, J. David          June 6, 2003        10,000              $88.70
Schwartz, Mark            June 6, 2003        15,000              $88.70
Wisch, Steven J.          June 6, 2003         5,000              $88.50
Witten, Richard E.        June 6, 2003         2,500              $88.70
Witten, Richard E.        June 6, 2003         2,500              $88.90
Yordan, Jaime E.          June 6, 2003        10,000              $88.70
Downing, John O.          June 9, 2003         5,000              $88.30
Makowsky, Russell E.      June 9, 2003        15,000              $88.10
Ostroff, Greg M.          June 9, 2003         1,000              $87.73
Witten, Richard E.        June 9, 2003         5,000              $88.25
Mesdag, T. Willem         June 10, 2003       25,000              $88.00
Mesdag, T. Willem         June 10, 2003       25,000              $88.06
Ostroff, Greg M.          June 10, 2003        1,000              $88.09
Schwartz, Mark            June 10, 2003       10,000              $88.20
Witten, Richard E.        June 10, 2003        5,000              $88.75
Downing, John O.          June 11, 2003        5,000              $89.20
Goldfield, Jacob D.       June 11, 2003       10,000              $89.50
Goodfriend, Amy O.        June 11, 2003        2,500              $88.58
Goodfriend, Amy O.        June 11, 2003        2,500              $89.00
Goodfriend, Amy O.        June 11, 2003        2,500              $89.50
Murphy Jr., Thomas S.     June 11, 2003       20,000              $88.77
Ostroff, Greg M.          June 11, 2003        1,000              $89.10
Reimers III, Arthur J.    June 11, 2003       10,000              $89.00
Schwartz, Mark            June 11, 2003       10,000              $89.18
Steck, Fredric E.         June 11, 2003        8,000              $89.82
Witten, Richard E.        June 11, 2003        5,000              $89.50
Yee, Danny O.             June 11, 2003       10,000              $89.52
Downing, John O.          June 12, 2003       10,000              $90.00
Makowsky, Russell E.      June 12, 2003       10,000              $89.70
Reimers III, Arthur J.    June 12, 2003       35,000              $90.00
Ryan, John C.             June 12, 2003       10,000              $90.25
Witten, Richard E.        June 12, 2003        2,500              $90.25
Yordan, Jaime E.          June 12, 2003       10,000              $90.00

The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired or disposed of interests in the Common Stock fund representing the number of shares of Common Stock set forth below. These shares are Uncovered Shares.

-------------------------------------------------------------------------------------------------------------
COVERED PERSON           ACQUISITION OR DISPOSITION   TRANSACTION DATE   NUMBER OF SHARES    PRICE PER SHARE
-------------------------------------------------------------------------------------------------------------
McAdam, Thomas J.        Acquisition                  May 15, 2003        2                  $76.10
Roberts, Richard T.      Acquisition                  May 15, 2003        1                  $76.10
Wilkinson, Edward R.     Acquisition                  May 15, 2003        1                  $76.10
McAdam, Thomas J.        Acquisition                  May 30, 2003        1                  $81.50
Roberts, Richard T.      Disposition                  May 30, 2003        2                  $81.50
Hazel, Edward A.         Disposition                  May 30, 2003       37                  $81.50
Wilkinson, Edward R.     Acquisition                  May 30, 2003        1                  $81.50

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 19, 2003

                                                    By: /s/ James B. McHugh
                                                        ---------------------
                                                    Name: James B. McHugh
                                                    Title: Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit                                                    Description
-------         --------------------------------------------------------------------------------------------------------
  A.            Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule
                13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

  B.            Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit
                10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group,
                Inc.).

  C.            Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  D.            Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000
                (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11,
                2000 (File No. 005-56295)).

  E.            Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to
                Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

  F.            Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to
                Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

  G.            Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The
                Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial
                Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

  H.            Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs
                Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No.
                005-56295)).

  I.            Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates,
                L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June
                30, 2000 (File No. 005-56295)).

  J.            Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to
                Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  K.            Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  L.            Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

Exhibit                                                    Description
-------         --------------------------------------------------------------------------------------------------------
  M.            Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  N.            Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                005-56295)).

  O.            Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  P.            Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to
                Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  Q.            Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule 13D,
                filed March 29, 2001 (File No. 005-56295)).

  R.            Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

  S.            Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person
                (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed November 3,
                2000 (File No. 005-56295)).

  T.            Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to
                Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No. 005-56295)).

  U.            Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person
                (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed March 28,
                2001 (File No. 005-56295)).

  V.            Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered Person
                (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed March 28,
                2001 (File No. 005-56295)).

  W.            Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment
                No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

  X.            Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to Amendment
                No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

  Y.            Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S.
                corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D,
                filed December 21, 2001 (File No. 005-56295)).

Exhibit                                                    Description
-------        --------------------------------------------------------------------------------------------------------
  Z.           Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S.
               corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D,
               filed December 21, 2001 (File No. 005-56295)).

  AA.          Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to
               Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs
               Group, Inc.).

  BB.          Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program
               (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial Schedule 13D, filed June 20,
               2002 (File No. 005-56295)).

  CC.          Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter Frank Covered Person
               (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial Schedule 13D, filed July 5,
               2002 (File No. 005-56295)).

  DD.          Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter Frank Covered Person
               (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial Schedule 13D, filed July 5,
               2002 (File No. 005-56295)).

  EE.          Supplemental Registration Rights Instrument, dated as of December 20, 2002 (incorporated by reference to
               Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman Sachs
               Group, Inc.).

  FF.          Form of Written Consent Relating to Sale and Purchase of Common Stock (incorporated by reference to
               Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No. 005-56295)).